UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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UNITED INSURANCE HOLDINGS CORP.
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UNITED INSURANCE HOLDINGS CORP.
800 2nd Avenue S.
St. Petersburg, FL 33701

April 4, 2019

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of United Insurance Holdings Corp. (UPC Insurance, the Company, us, our, and we), which will be held at 1:00 p.m. Eastern Time on Tuesday, May 7, 2019, at our principal executive offices located at 800 2nd Avenue S., St. Petersburg, Florida 33701.

Important information about the matters to be acted upon at the meeting is included in the accompanying notice and proxy statement. Our 2018 annual report, which we are sending to you along with the proxy statement, contains information about us and our performance.

Kind regards,

/s/ John L. Forney
John L. Forney, CFA
President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 7, 2019

WE HEREBY GIVE NOTICE that the 2019 Annual Meeting of Stockholders ("Annual Meeting") of United Insurance Holdings Corp., will be held at 1:00 p.m., Eastern Time, on Tuesday, May 7, 2019, at our principal executive offices located at 800 2nd Avenue S., St. Petersburg, Florida 33701, for the following purposes:

1.
To elect Gregory C. Branch, R. Daniel Peed, John L. Forney, Michael R. Hogan, and Kent G. Whittemore to serve as Class A directors of our Board of Directors until our 2021 annual meeting of stockholders;

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019;

3.	To approve, on an advisory basis, the compensation of our named executive officers as disclosed in the accompanying proxy statement;

4.	To approve, on an advisory basis, the frequency of holding future advisory votes on the compensation of our named executive officers; and

5.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

Our Board of Directors ("Board") recommends that our stockholders vote FOR the election of each of the Class A director nominees named above, FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019, FOR the approval, on an advisory basis, of the compensation of our named executive officers, and for THREE YEARS with respect to the advisory vote on the frequency of holding future advisory votes on the compensation of our named executive officers.

Holders of shares of our common stock at the close of business on March 27, 2019 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting and at any adjournment or postponement that may take place. A list of stockholders entitled to vote at the meeting will be made available for the examination of any stockholder at the Annual Meeting and for ten days prior to the Annual Meeting at our principal executive offices located at 800 2nd Avenue S., St. Petersburg, Florida 33701.

We cordially invite you to attend the Annual Meeting. To gain admission, you must have owned shares of our common stock as of the Record Date and present a valid, government-issued, picture identification. If your shares are registered directly in your name, we will compare your name to the list of registered stockholders to verify your share ownership. If your shares are in the name of your broker, bank, or other nominee, you must bring evidence of your share ownership, such as your most recent account statement or a legal proxy from your broker, bank, or other nominee. If you do not meet these requirements, we will not admit you to the Annual Meeting. All packages and bags are subject to inspection. No cameras or other recording devices are permitted.

Your vote is extremely important. We appreciate you taking the time to vote promptly. After reading the accompanying proxy statement, please vote at your earliest convenience by Internet or by mailing your completed proxy card. Instructions regarding the voting methods are described in the accompanying proxy statement.

Dated:	April 4, 2019	By order of the Board,
/s/ Brad Kalter
Corporate Secretary
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 7, 2019.
To access our Proxy Statement for the 2019 Annual Meeting of
Stockholders and our 2018 Annual Report, please visit
http://www.proxydocs.com/UIHC

UNITED INSURANCE HOLDINGS CORP.
PROXY STATEMENT FOR 2019 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

CONCERNING THE ANNUAL MEETING AND VOTING

You are invited to attend UPC Insurance's Annual Meeting. This proxy statement ("Proxy Statement") contains information about the Annual Meeting, including meeting logistics, matters up for vote, how to vote, and answers to other frequently asked questions. The Notice of Annual Meeting of Stockholders, this Proxy Statement, the accompanying proxy card, and our 2018 Annual Report, are first being mailed to stockholders on or about April 4, 2019.

MEETING INFORMATION	AGENDA
DATE	Elect the 5 Class A director nominees named in this Proxy Statement
May 7, 2019
Your Board recommends a vote FOR each Class A director nominee

TIME	read more on page 5
1:00 p.m. Eastern Time	Ratify the appointment of Deloitte & Touche LLP ("Deloitte") as our independent registered public accounting firm for fiscal 2019

LOCATION	Your Board and the Audit Committee recommend a vote FOR this proposal
800 2nd Avenue S., St. Petersburg, Florida 33701
read more on page 15
Approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement
ATTENDING IN PERSON	Your Board recommends a vote FOR this proposal

To attend our Annual Meeting and vote in person, please follow the instructions described in this Proxy Statement in the section entitled Attendance. We encourage you to register your attendance in advance by contacting Jessica Strathman, Director of Financial Reporting, at (727) 895-7737.

read more on page 17
Approve, on an advisory basis, the frequency of future advisory votes on the compensation of our named executive officers

Your Board recommends a vote of THREE YEARS for this proposal read more on page 17
CONTACTING THE COMPANY
Unless otherwise noted in the Proxy Statement, requests for documents and/or information, submissions of proposals or nominations, proxy revocations or other official communications should be submitted in writing to the following address:
United Insurance Holdings Corp. 800 2nd Avenue S. St. Petersburg, Florida 33701 Attention: Corporate Secretary

VOTING FAQs
Who is soliciting my proxy?
Our Board is soliciting the proxy accompanying this Proxy Statement. We will bear the entire cost of solicitation, including the preparation, assembly, printing, and mailing of this Proxy Statement, the proxy card, and any additional information we furnish to our stockholders. We may solicit proxies through the mail, or our directors, executive officers, and other employees may solicit proxies in person or by telephone. We will not pay any additional compensation to our directors, executive officers, or other employees for their services with regard to proxy solicitation. We will also request brokers, banks, and other holders of record to forward proxy materials, at our expense, to the beneficial owners of our shares.
Who can vote?
Our Board has fixed the record date for the determination of stockholders entitled to notice of, and to vote at, our Annual Meeting as the close of business on March 27, 2019 (the "Record Date"). As of the Record Date, there were 42,974,421 shares of our common stock outstanding and entitled to vote. Each share of our common stock is entitled to one vote on each of the matters to be voted on at the Annual Meeting.
How do I vote?
If you are a stockholder of record, you may vote as follows:

•	By Internet: You may vote via the Internet, by following the instructions on your proxy card. The proxyholders appointed by the Board will vote your shares in accordance with your instructions.

•
By mail: You may vote by mail by marking, dating and signing your proxy card and returning it in the pre-paid envelope provided. The proxyholders appointed by the Board will vote your shares in accordance with your instructions.

•
In person at the Annual Meeting: You may vote in person by ballot at the Annual Meeting. Please note that even if you plan to attend the Annual Meeting, we encourage you to submit a proxy in advance to ensure your shares are represented.

If you hold your shares beneficially in “street name,” through a broker, bank, or other nominee, you may vote by following the instructions provided with the proxy materials. Stockholders who hold their shares in street name may vote in person at the Annual Meeting only if they provide a legal proxy, executed in their favor, from the holder of record of their shares, as described below in the subsection entitled Attendance.
Can I revoke my proxy?
If you are a stockholder of record, you may revoke your proxy at any time before the vote at our Annual Meeting by submitting written notice as described above under Contacting the Company, by delivering a proxy bearing a later date prior to the Annual Meeting or by attending the Annual Meeting and voting in person. If you hold your shares in street name, you must follow the instructions provided by your broker, bank, or other nominee to revoke your proxy.
How many votes must be present to hold the Annual Meeting?
The presence of the holders of a majority of the outstanding shares of our common stock entitled to vote at the Annual Meeting, present in person or represented by proxy, is necessary to constitute a quorum. Abstentions and “broker non-votes” are counted as present and entitled to vote for the purpose of determining whether a quorum is present. A “broker non-vote” occurs when a broker, bank or other nominee, holding shares for a beneficial owner, does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. If their clients do not provide voting instructions, brokers may not vote on behalf of their clients with respect to: (i) the election of directors (Proposal One), (ii) the advisory approval of the compensation of our named executive officers (Proposal Three) and (iii) the advisory approval of the frequency of future advisory votes on the compensation of our named executive officers (Proposal Four). Brokers have discretionary voting power with respect to Proposal Two.
What is the required vote for each proposal?
Proposal One (Election of Directors): The nominees for Class A directors will be elected by a majority of the votes cast with respect to such director nominee's election. On March 28, 2019, the Board of Directors amended the Company's by-laws to provide for the election of directors by a majority of the votes cast, except in the case of contested elections. A "majority of votes cast" means that the number of shares voted "for" a director nominee must exceed the number of votes cast "against" that director nominee's election. Abstentions will not affect the outcome of the vote on Proposal

One. Your broker is not permitted to vote your shares on this matter if no instructions are received from you, and broker non-votes will have no effect on the outcome of Proposal One.
Proposal Two (Ratification of the Appointment of our Independent Registered Public Accounting Firm): Our Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) provides that the holders of a majority of common stock present in person or represented by proxy, and entitled to vote at the Annual Meeting, may ratify any act submitted to the stockholders for ratification. Accordingly, the appointment of Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2019 will be ratified if the number of “for” votes cast on Proposal Two exceeds the number of “against” and “abstain” votes. Abstentions will be included in the calculation of the number of shares represented and entitled to vote at the Annual Meeting and will therefore count as votes against the ratification of the appointment of Deloitte. Brokers will have discretionary authority to vote on Proposal Two.
Even if stockholders ratify the appointment of Deloitte, our Audit Committee in its discretion may appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the Company’s best interest and, thus, in our stockholders’ best interest.
Proposal Three (Approval, on an Advisory Basis, of the Compensation of our Named Executive Officers): The resolution to approve the compensation of our named executive officers, as disclosed in this Proxy Statement, is advisory and is not binding on the Company, our Board, or our Compensation and Benefits Committee. The Compensation and Benefits Committee will, however, consider the outcome of the vote on this proposal when making future executive compensation decisions. In order to approve Proposal Three, the holders of a majority of the common stock, present in person or represented by proxy, and entitled to vote at the Annual Meeting, must vote "for" this proposal. Abstentions will have the same effect as votes against Proposal Three. Your broker is not entitled to vote your shares on this matter if no instructions are received from you, and broker non-votes will have no effect on the outcome of Proposal Three.
Proposal Four (Approval, on an Advisory Basis, of the Frequency of Future Advisory Votes on the Compensation of our Named Executive Officers): The resolution to approve the frequency of future advisory votes on the compensation of our named executive officers is advisory and is not binding on the Company, our Board, or our Compensation and Benefits Committee. The frequency of the advisory vote receiving the greatest number of votes (i.e., every one, two, or three years) will be considered the frequency recommended by stockholders. Abstentions will have no effect on the outcome of Proposal Four. Your broker is not entitled to vote your shares on this matter if no instructions are received from you, and broker non-votes will have no effect on the outcome of Proposal Four.
What is the Board’s voting recommendation?
The Board recommends a vote FOR the election of each of the Class A director nominees named in this Proxy Statement (Proposal One), FOR the ratification of the appointment of Deloitte as the Company’s independent registered public accounting firm for fiscal 2019 (Proposal Two), FOR the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this Proxy Statement (Proposal Three), and for THREE YEARS with respect to the approval, on an advisory basis, of the frequency of holding future advisory votes on the compensation of our named executive officers (Proposal Four).
Are there any other matters to be presented at the Annual Meeting?
The Company does not know of any other matter to be raised at the Annual Meeting. If any other matters are properly presented at the Annual Meeting for consideration and you authorize a proxy to vote your shares, the persons named in the proxy will have the discretion to vote on those matters for you.
What happens if I sign and return a blank proxy card or voting instruction card?
If you are a stockholder of record and you properly mark, date, sign, and return a proxy card or use Internet voting procedures, as applicable, to authorize the named proxies to vote your shares, and your proxy card or other proxy authorization is received by the Company in time to be voted at the Annual Meeting, it will be voted as specified, unless it is properly revoked prior to the Annual Meeting.

If you are a stockholder of record and you date, sign and return a proxy card without giving specific voting instructions, your shares will be voted:

•	“FOR” the election of each of the five Class A director nominees named in this Proxy Statement;

•	“FOR” the ratification of the appointment of Deloitte as our independent registered public accounting firm for fiscal 2019;

•	"FOR" the approval, on an advisory basis, of the compensation of our named executive officers, as disclosed in this Proxy Statement; and

•	"THREE YEARS" with respect to the approval, on an advisory basis, of the frequency of holding future advisory votes on the compensation of our named executive officers.
If you hold your shares in street name via a broker, bank, or other nominee and do not provide the broker, bank, or other nominee with voting instructions (including by dating, signing and returning a blank voting instruction card), your shares:

•	Will be voted in accordance with the broker’s discretion on “routine” matters, which includes only Proposal Two; and

•	Will not be counted in connection with Proposal One, Proposal Three, or Proposal Four.
INSPECTOR OF ELECTIONS AND STOCKHOLDER LIST
We have appointed an Inspector of Elections for our Annual Meeting who will tabulate all of the votes at our Annual Meeting. For a period of ten (10) days prior to the Annual Meeting, any stockholder may appear at our principal executive offices, located at the address listed above, to examine a list of our stockholders entitled to vote at our Annual Meeting.
ATTENDANCE

All stockholders as of the close of business on the Record Date, or their duly appointed proxy holders, may attend our Annual Meeting. Registration will begin at 12:30 p.m. Eastern Time and persons attending should allow ample time for check-in procedures. If you attend, please note that you must present valid photo identification, such as a driver’s license or passport. If you are a stockholder of record, we will verify your name against the list of our stockholders as of the Record Date, prior to admittance to our Annual Meeting. If you are a beneficial holder and hold your shares in street name through a broker, bank or other nominee, you will need to present a copy of a brokerage statement or a legal proxy from your broker, bank or other nominee, reflecting your stock ownership as of the Record Date before you can be admitted to our Annual Meeting.

If you are a stockholder of record, you may attend our Annual Meeting and vote in person, regardless of whether you have previously voted by proxy card or via the Internet. If you are a beneficial holder and if you obtain a legal proxy from your broker, bank or other nominee and present it to the Inspector of Elections along with your ballot, you may vote in person at our Annual Meeting. We encourage you to vote your shares in advance of our Annual Meeting, even if you plan on attending. If you have already voted, you may nevertheless revoke your vote in the manner described above and vote in person at our Annual Meeting.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS INFORMATION

The Board oversees and monitors our management in the interest and for the benefit of our stockholders. We have posted our Corporate Governance Guidelines on our website at investors.upcinsurance.com, under the "Governance Documents" tab. In addition to our Corporate Governance Guidelines, the Company has adopted a Code of Conduct and Ethics, which is applicable to our directors, officers, and employees. The Code of Conduct and Ethics is also posted under the "Governance Documents" tab of our website at investors.upcinsurance.com. Although the information contained on or connected to our website is not part of this Proxy Statement, you can view additional information on our website, such as the reports that we file with the Securities and Exchange Commission (“SEC”). Copies of these documents may also be obtained free of charge by contacting the Company.

Our Board is currently comprised of ten directors, divided into two classes of even size. In accordance with our Certificate of Incorporation, each class of directors is elected for a two year term. The term of office for our Class A directors will expire at our Annual Meeting. The term of office for our Class B directors will expire at our 2020 annual meeting of stockholders.
The following table provides information regarding each of our current directors:

	AGE	POSITION	CURRENT TERM EXPIRES	DIRECTOR SINCE
CLASS A
Gregory C. Branch	71	Chairman of the Board	2019	2008
R. Daniel Peed	56	Vice Chairman of the Board	2019	2017
John L. Forney	57	President, CEO, and Director	2019	2012
Michael R. Hogan	69	Director	2019	2017
Kent G. Whittemore	71	Director	2019	2008

CLASS B
Alec L. Poitevint, II	71	Lead Director	2020	2008
Kern M. Davis, M.D.	64	Director	2020	2012
William H. Hood, III	58	Director	2020	2012
Sherrill W. Hudson	76	Director	2020	2013
Patrick F. Maroney	69	Director	2020	2017

PROPOSAL ONE – ELECTION OF DIRECTORS

PROPOSAL

Our Board has nominated as Class A directors, for election or re-election at the Annual Meeting, Gregory C. Branch, R. Daniel Peed, John L. Forney, Michael R. Hogan, and Kent G. Whittemore. Each director nominee elected as a Class A director at our Annual Meeting will serve a two-year term until his successor is elected and qualified at our 2021 annual meeting of stockholders or until his earlier death, resignation or removal.

Unless authority to vote for any of these nominees is withheld, the shares represented by the enclosed proxy will be voted “FOR” the election of each of Gregory C. Branch, R. Daniel Peed, John L. Forney, Michael R. Hogan, and Kent G. Whittemore as Class A directors. All of these nominees have agreed to serve if elected and have consented to being named in this Proxy Statement. In the event that any nominee becomes unable or unwilling to serve, the shares represented by the enclosed proxy will be voted for the election of such other person as the Board may recommend in his place. We have no reason to believe that any nominee will be unable or unwilling to serve as a director.

Our By-Laws provide that, in an uncontested election whereby the number of nominees for director does not exceed the number of directors to be elected, directors shall be elected by a majority of votes cast (rather than by a plurality vote). A majority of the votes cast means that each director nominee must receive more votes "for" his or her election than votes "against" his or her election in order to be elected. Our Corporate Governance Guidelines require an incumbent director who receives less than a majority of the votes cast to tender his or her resignation. The Nominating and Corporate Governance Committee will then consider, and recommend to the Board, whether to accept or reject the resignation. The Board will then consider such recommendation and publicly announce its decision regarding the tendered resignation within 120 days after the date the applicable election results are certified.

RECOMMENDATION OF THE BOARD

Our Board unanimously recommends that you vote FOR the election of each of Gregory C. Branch, R. Daniel Peed, John L. Forney, Michael R. Hogan, and Kent G. Whittemore as Class A directors, each to serve a two-year term ending on the date of the 2021 annual meeting of stockholders and until his successor is duly elected and qualified or until his earlier death, resignation, or removal. Each of the nominees is currently a director of the Company. The Board's recommendation is based on the extent of each candidate's demonstrated excellence and success in his chosen career and the specific skills the candidate adds to the Board, as further described below.

CLASS A DIRECTOR NOMINEES

GREGORY C. BRANCH
CHAIRMAN OF THE BOARD
AGE: 71
DIRECTOR SINCE: 2008

Gregory C. Branch has served as the Chairman of our Board since September 2008 and, prior to that, served as the Chairman and Chief Executive Officer of our predecessor company, United Insurance Holdings, L.C. (UIH), from its inception in 1999 to 2008. Mr. Branch has served as the Chairman, President and owner of Branch Properties, Inc., a manufacturer and distributor of equine feed, since 1986. From 1994 to 1998, Mr. Branch served as Chairman of Summit Holding Southeast, Inc., an insurance holding company that completed its initial public offering in 1997 and was acquired by Liberty Mutual in 1998. Mr. Branch has served as a director of Prime Holdings, Inc. since 2001 and of Raffles Insurance Company since 2003. Mr. Branch was the founding Chairman of Sunz Insurance Holding, a Florida workers compensation company that was sold in 2008. Mr. Branch was a founding member and former Chairman of, and remains a director of, American Feed Industry Insurance Company RRG. Mr. Branch operated as an underwriting member of Lloyd’s of London from 1986 to 2004. Mr. Branch graduated from the University of Florida with a B.S. in Agriculture Economics and served at the rank of Captain in the U.S. Army.

Our Board selected Mr. Branch to serve on our Board based upon his substantial experience in the insurance industry and his broad entrepreneurial skills obtained by owning his own business.

R. DANIEL PEED
VICE CHAIRMAN OF THE BOARD
AGE: 56
DIRECTOR SINCE: 2017

R. Daniel Peed has served as a member of our Board since April 2017. Mr. Peed served on the board of American Coastal Insurance Company (ACIC), our wholly-owned subsidiary which we acquired as part of the AmCo Merger, from 2007 to 2017. Mr. Peed currently serves as Non-Executive Vice Chairman of AmRisc, LLC (formerly known as "CRC Insurance Services, Inc.") (AmRisc), the managing general agent of ACIC. Previously, Mr. Peed served as the President and Chief Executive Officer of AmRisc from December 2000 to December 2018. From 1991 to 2000, Mr. Peed served as a senior vice president of SOREMA North America Reinsurance Company, Fulcrum Insurance. In addition, from 1985 to 1991, Mr. Peed was a supervisor at Factory Mutual Engineering Association. Mr. Peed has a B.S. in petroleum engineering from Texas A&M University and an M.B.A. with a concentration in insurance from the University of North Texas. In addition, Mr. Peed has the Chartered Property & Casualty Underwriter ("CPCU") and Associate in Reinsurance ("ARe") designations and a Professional Engineering designation in Fire Protection.

Mr. Peed brings to our Board his significant experience in management and the insurance industry. Mr. Peed was designated as a nominee in accordance with the stockholders agreement that we entered into with Mr. Peed and certain other stockholders in connection with our acquisition of AmCo Holding Company and its subsidiaries (the Stockholders Agreement).

JOHN L. FORNEY
PRESIDENT, CEO, AND DIRECTOR
AGE: 57
DIRECTOR SINCE: 2012

John L. Forney has served as our Chief Executive Officer (CEO) and a member of our Board since June 2012. He assumed the additional role of President in July 2013. From 2002 until he joined our Company, Mr. Forney served in a number of different capacities at Raymond James, a financial services holding company based in St. Petersburg, Florida. He last served as managing director in Raymond James' public finance department, where he managed the department and led the firm's investment banking efforts in catastrophe insurance financing. Mr. Forney received a B.A. in Economics from Princeton University and an M.B.A. in Finance from the Wharton School at the University of Pennsylvania. He also holds the Chartered Financial Analyst designation.

Our Board selected Mr. Forney to serve on our Board based upon his in-depth knowledge of the Company's business and his 25-year background of executive experience, including a balanced mix of investment banking and private sector executive leadership positions with a focus on the insurance market.

MICHAEL R. HOGAN
DIRECTOR
AGE: 69
DIRECTOR SINCE: 2017

Michael R. Hogan has served as a member of our Board since April 2017. Mr. Hogan served on the board of directors of ACIC from 2015 to 2017. From 1994 to 1999, Mr. Hogan served on the national agency advisory board of The Travelers Insurance Company. In addition, from 2003 to 2008, Mr. Hogan served on the board of directors of The South Financial Corporation. Mr. Hogan has 43 years of experience as an independent insurance agent, specializing in wind, flood and earthquake insurance as the President and owner of Puckett, Sheets, and Hogan Insurance, which received a national Best Practices Award in 2006. Mr. Hogan graduated from Furman University in 1972 with a B.A. in business and economics.

Mr. Hogan brings to our Board his significant experience in management and the insurance industry. Mr. Hogan was designated as a nominee in accordance with the Stockholders Agreement.

KENT G. WHITTEMORE
DIRECTOR
AGE: 71
DIRECTOR SINCE: 2008

Kent G. Whittemore has served as a member of our Board since September 2008 and, prior to that, served as a director of our predecessor company, UIH, from 2001 to 2008. Mr. Whittemore has served as the President of, and is a shareholder of, The Whittemore Law Group, P.A., a law firm located in St. Petersburg, Florida that he co-founded in 1987. His legal practice primarily focuses on personal injury, insurance litigation, and business and real estate litigation. Mr. Whittemore served as President of the St. Petersburg Bar Association from 1996 to 1997, and served as President of the Tampa Bay Trial Lawyers Association from 2003 to 2004. Mr. Whittemore currently serves as a director of the Southern Trial Lawyers Association and formerly served as a director of the Academy of Florida Trial Lawyers. He also served on St. Petersburg’s Charter Review Commission. Mr. Whittemore received a B.S. in Business Administration from the University of Florida and a J.D. from Stetson College of Law.

Our Board selected Mr. Whittemore to serve on our Board based upon his insurance industry experience and his legal expertise.

CLASS B DIRECTORS WHOSE TERMS CONTINUE UNTIL THE 2020 ANNUAL MEETING

ALEC L. POITEVINT, II
LEAD DIRECTOR
AGE: 71
DIRECTOR SINCE: 2008

Alec L. Poitevint, II has served as a member of our Board since September 2008, and prior to that served as a director of our predecessor company, UIH, from 2001 to 2008.Mr. Poitevint has served as Chairman and President of Southeastern Minerals, Inc. (Southeastern Minerals) and its affiliated companies, headquartered in Bainbridge, Georgia, since 1981. Southeastern Minerals manufactures and distributes mineral ingredients. He joined Southeastern Minerals in 1970. Mr. Poitevint previously served as a director (from 1989 to 2010), Vice Chairman (from 1994 to 2010), and President (2006) of First Port City Bank of Bainbridge. Mr. Poitevint served as a director of Agri-Nutrition/Virbac Corporation from 1996 to 2006, and at various times during his tenure he held the positions of Chairman of the Board and Chairman of the Audit Committee. Mr. Poitevint has also served as the Chairman of American Feed Industry Insurance Company since 2002 and is the former Chairman of the American Feed Industry Association and National Feed Ingredients Association. Mr. Poitevint served on the Republican National Committee (RNC) as Committeeman or Chairman for Georgia from 1989 to 2012 and served as RNC Treasurer from 1997 to 2001. Mr. Poitevint graduated from the University of Georgia, with a Bachelor of Arts in Economics.

Our Board selected Mr. Poitevint to serve on our Board based upon his experience in the insurance industry and his diverse management experience.

KERN M. DAVIS, M.D.
DIRECTOR
AGE: 64
DIRECTOR SINCE: 2012

Kern M. Davis, M.D. has served as a member of our Board since March 2012. Dr. Davis is the son of one of the original founders of our predecessor company, UIH, and served as a director of UIH from 2006 to 2008. Dr. Davis earned a B.A. in Chemistry from the University of Florida in 1976, and a medical degree from the University of South Florida in 1980. He completed his medical residency at the University of Florida in 1985. In 1985, Dr. Davis joined Pathology Associates, P.A., an anatomic and clinical pathology professional services firm, and has served as its President since 1992. In 1993, Dr. Davis became a medical director for St. Anthony’s Hospital Laboratory, and currently holds this position. Dr. Davis received an M.B.A. from the University of South Florida in 1993. Dr. Davis has been a National Association of Corporate Directors ("NACD") Governance Fellow since 2013.

Our Board selected Dr. Davis to serve on our Board based upon his prior experience with UIH and his educational and professional business experience.

WILLIAM H. HOOD, III
DIRECTOR
AGE: 58
DIRECTOR SINCE: 2012

William H. Hood, III has served as a member of our Board since March 2012 and, prior to that, served as a director of our predecessor company, UIH, from 2000 to 2008. In 1984, Mr. Hood formed Special Data Processing Corporation, a national partnership marketing company, and served as its CEO and Chairman from 1984 to 2006. Mr. Hood sold the company in 1999 to a private equity firm, and he continued to manage the company until he retired in 2006. Mr. Hood is now the managing partner of Hall Capital Holdings LLC which manages his investments and entrepreneurial interests.

Our Board selected Mr. Hood to serve on our Board based upon his prior experience with UIH and his entrepreneurial experience in building and forming a national marketing company.

SHERRILL W. HUDSON
DIRECTOR
AGE: 76
DIRECTOR SINCE: 2013

Sherrill W. Hudson has served as a member of our Board since May 2013. Mr. Hudson served as Chairman of the Board for TECO Energy, an energy-related holding company, from January 2003 to July 2016. Mr. Hudson served as TECO’s Chairman and CEO from July 2004 to August 2010 and Executive Chairman from August 2010 to December 2012. Prior to his employment with TECO, Mr. Hudson worked for Deloitte & Touche LLP, an audit, financial advisory, tax and consulting firm. In August 2002, Mr. Hudson retired from Deloitte after having worked for the firm for over 37 years. Mr. Hudson currently serves on the board of directors of Lennar Corporation and CBIZ, Inc. He serves as Chairman of the Florida Chapter of the NACD. He also served on the board of directors of Publix Super Markets from January 2003 to April 2015. Mr. Hudson is a member of the Florida Institute of Certified Public Accountants, which recognized him as the 2006 Outstanding CPA in Business and Industry. He received his B.A. and graduated cum laude from Ashland University in Ashland, Ohio.

Our Board selected Mr. Hudson to serve on our Board based upon his professional background in auditing and financial reporting and diverse business experience. Mr. Hudson serves as our Audit Committee's financial expert.

PATRICK F. MARONEY
DIRECTOR
AGE: 69
DIRECTOR SINCE: 2017

Patrick F. Maroney has served as a member of our Board since April 2017. Mr. Maroney served on the board of directors of ACIC from October 2015 to April 2017 and on the Board of the Academy of the National Alliance for Insurance Education and Research from 2013 to February 2019. Mr. Maroney was a professor in the Department of Risk Management and Insurance at Florida State University from 1981 to 2013. Upon retirement in 2013, he was awarded the title of Professor Emeritus at Florida State University College of Business, a title he continues to hold. He previously served as the Director of the Florida Catastrophic Storm Risk Management Center at the College of Business from 2008 through 2013. Mr. Maroney has a B.S. in risk management and insurance from Florida State University and a J.D. from the University of Florida.

Mr. Maroney brings to our Board his significant experience as an insurance attorney as well as his significant experience in management and the insurance industry. Mr. Maroney was previously designated as a nominee in accordance with the Stockholders Agreement.

DIRECTOR INDEPENDENCE

The following table shows the directors who are considered independent in accordance with Nasdaq rules as well as their committee assignments:

COMMITTEES
INDEPENDENT DIRECTORS	AUDIT	COMPENSATION AND BENEFITS	NOMINATING AND CORPORATE GOVERNANCE	INVESTMENT
Branch
Davis	✓		✓*
Hood				✓
Hogan			✓
Hudson	✓*	✓
Maroney	✓			✓
Poitevint		✓		✓*
Whittemore		✓*	✓
*Committee Chair

As described below, our Board has an Audit Committee, a Compensation and Benefits Committee, a Nominating and Corporate Governance Committee, and an Investment Committee. All of the members of all of these committees qualify as independent directors. In addition, all of the committee members qualify as independent directors under the independence standards specific to their committees.

BOARD LEADERSHIP STRUCTURE

Our Board has a non-executive Chairman and a non-executive Vice Chairman. The Chairman, Gregory C. Branch, sets the agendas for and presides over the Board meetings. The Vice Chairman, R. Daniel Peed, assists the Chairman in his duties and responsibilities and would serve as Chairman in the event of Mr. Branch's incapacity, unavailability or absence, until the directors selected a new Chairman. The Chairman and Vice Chairman both communicate regularly with our CEO on matters of significance. The CEO, John L. Forney, is a member of the Board and participates in meetings.

Our Board also has a Lead Director, Alec L. Poitevint II., who was appointed by the independent directors. The Lead Director provides additional leadership and organization in meetings of independent directors separately and apart from management and non-independent directors. In the event of Mr. Poitevint's incapacity, unavailability or absence, the chair of the Nominating and Corporate Governance Committee would serve as the Lead Director until the independent directors selected a new Lead Director.

The Board believes that this leadership structure is appropriate for our Company at this time because it allows for independent oversight of management, increases management accountability, and encourages an objective evaluation of management’s performance.

BOARD'S ROLE IN RISK MANAGEMENT AND OVERSIGHT

The Board reviews and approves the Company's strategic plan as presented by management and monitors our performance throughout the year against the plan.

The Board regularly devotes time during its meetings to review and discuss the most significant risks we face and management’s processes for identifying, prioritizing, and responding to those risks. During these discussions, our CEO and our Chief Financial Officer (CFO) present management’s processes for the assessment of risks, a description of the most significant risks we face and any mitigating factors, plans or policies in place to address those risks. The Board also receives an assessment of cybersecurity risks and the status of procedures to address these risks. The Board also delegates certain of its risk oversight responsibilities to its committees.

The Audit Committee bears responsibility for oversight of our policies with respect to risk assessment and risk management. The Audit Committee members analyze major financial risk exposures which we face and the steps we have taken to monitor and control such exposures. The Audit Committee also oversees our compliance with legal and regulatory requirements, areas which generate many of the most significant risks we face.

The Compensation and Benefits Committee reviews our compensation structure, policies and practices to determine whether incentive compensation arrangements would be reasonably likely to have a material adverse effect on the Company and considers safeguards against incentives to take excessive risks. The Compensation and Benefits Committee reports these risks to the Board.

The Nominating and Corporate Governance Committee is responsible for considering and addressing risks relating to CEO succession planning and the director nomination and appointment process.

The Investment Committee bears responsibility for oversight of policy decisions about risk aggregation and minimization, including credit risk. The Investment Committee is also responsible for oversight of the capital structure and financing arrangements in support of our plans to ensure consistency with our risk tolerances and oversight of management's investment of our assets.

MEETINGS AND MEETING ATTENDANCE

Our Board held four meetings during 2018. Each of our directors attended 100% of all meetings of the Board and Board committees on which they served for the periods in which they served during 2018. All of our directors attended our 2018 annual meeting of stockholders. We do not have a formal policy with respect to director attendance at annual meetings of stockholders; however, we encourage all of our directors to attend such meetings.

COMMUNICATION WITH DIRECTORS

Stockholders may contact an individual director, our Board as a group, our independent directors as a group, or a specified Board committee by sending correspondence addressed to our Secretary to the address listed in the subsection entitled Contacting the Company or to InvestorRelations@upcinsurance.com. Each communication should specify the applicable addressee or addressees to which the communication is directed, as well as the general topic of the communication. We will initially receive and process communications before forwarding them to the addressee. We also may refer communications to other departments as applicable. We generally will not forward to our directors a communication that is primarily commercial in nature, relates to an improper or irrelevant topic, or is a request for general information.

BOARD COMMITTEES

AUDIT COMMITTEE. Our Audit Committee consists of Mr. Hudson (Chair), Dr. Davis, and Mr. Maroney. Our Board has determined that Mr. Hudson is an audit committee financial expert. All members of our Audit Committee are “independent” under both the general independence standards and the audit committee independence standards set forth in the Nasdaq rules.

Our Audit Committee operates under a formal written charter adopted by our Board that governs its duties and conduct. The committee reviews its charter annually for appropriate revisions. Interested parties can obtain a copy of the charter free of charge on our website at investors.upcinsurance.com, under the "Governance Documents" tab.

Our Audit Committee assists our Board in its oversight of the quality and integrity of our accounting, auditing, and reporting practices. Our Audit Committee’s role includes overseeing:

•	the integrity of our financial statements,

•	our compliance with legal and regulatory requirements,

•	the independent auditor’s qualifications and independence,

•	the performance of our independent auditors,

•	our business practices and ethical standards, and

•	our risk assessment and risk management policies.

Our Audit Committee met nine times during 2018.

COMPENSATION AND BENEFITS COMMITTEE. Our Compensation and Benefits Committee consists of Mr. Whittemore (Chair), Mr. Hudson, and Mr. Poitevint.

All members of our Compensation and Benefits Committee are "independent" under both the general independence standards and the compensation committee independence standards set forth in the Nasdaq rules.

Our Compensation and Benefits Committee operates under a formal written charter adopted by our Board that governs its duties and conduct. The committee reviews its charter annually for appropriate revisions. Interested parties can obtain a copy of the charter free of charge on our website at investors.upcinsurance.com under the "Governance Documents" tab.

Our Compensation and Benefits Committee assists our Board in its oversight of employee compensation, benefit plans and employee stock programs and the compensation of our senior management and CEO. Our Compensation and Benefits Committee’s responsibilities include the following:

•	oversee our overall compensation structure, policies and programs,

•	review and administer our Company’s equity and incentive-based compensation plans that require approval from our Board,

•	review and approve (i) compensation programs and (ii) corporate goals and objectives relevant to the compensation of our senior management and CEO,

•	evaluate our CEO’s performance in light of the established goals and objectives and set the CEO’s compensation level based on this evaluation,

•
oversee the evaluation of the other executive officers and set the compensation of other executive officers after considering the recommendation of the CEO and the compensation consultant, Pay Governance LLC,

•	review and recommend employment agreements and severance and change of control arrangements for our executive officers,

•	assist the Board in reviewing the outcome of stockholder votes on say on pay and the frequency of say on pay, and

•	periodically assess the risks associated with our compensation policies and practices.

As it deems appropriate, our Compensation and Benefits Committee may establish and delegate authority to subcommittees. The Compensation and Benefits Committee, to the extent permitted by applicable law, may also delegate to one or more executives of UPC Insurance the authority, within guidelines set by the Committee, to approve equity compensation awards under established equity plans of the Company to employees other than those subject to Section 16 of the Securities Exchange Act of 1934, as amended (the Exchange Act). The Compensation and Benefits Committee may also delegate a non-discretionary administrative authority under Company compensation and benefit plans consistent with any limitations specified in the applicable plans.

Our Compensation and Benefits Committee met ten times during 2018.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE. Our Nominating and Corporate Governance Committee consists of Dr. Davis (Chair), Mr. Hogan, and Mr. Whittemore. All members of our Nominating and Corporate Governance Committee are "independent" under the general independence standards set forth in the Nasdaq rules.

Our Nominating and Corporate Governance Committee operates under a formal written charter that governs its duties and conduct. The committee reviews its charter annually for appropriate revisions. Interested parties can obtain a copy of the charter free of charge on our website at investors.upcinsurance.com under the "Governance Documents" tab.

Our Nominating and Corporate Governance Committee assists our Board by, among other things:

•	identifying qualified individuals to become directors,

•	reviewing the independence of our Board members,

•	determining membership of Board committees,

•	recommending changes to our Corporate Governance Guidelines and other governing instruments,

•	overseeing annual self-evaluations by our Board, and

•	reporting annually to our Board regarding the CEO succession plan.

Our Nominating and Corporate Governance Committee met four times during 2018.

INVESTMENT COMMITTEE. Our Investment Committee consists of Mr. Poitevint (Chair), Mr. Hood and Mr. Maroney. All members of our Investment Committee are "independent" under the general independence standards set forth in the Nasdaq rules.

Our Investment Committee operates under a formal written charter that governs its duties and conduct. The committee reviews its charter annually for appropriate revisions. Interested parties can obtain a copy of the charter free of charge on our website at investors.upcinsurance.com under the "Governance Documents" tab.

Our Investment Committee assists our Board with the oversight of the Company’s investment policies and guidelines through the following activities:

•	reviewing and approving policies and guidelines governing the Company’s investment portfolio and monitoring compliance with those policies,

•	reviewing and approving periodically any investment benchmarks or other measurement devices employed by the Company to monitor the performance of our investment portfolio, and

•	monitoring the performance of our investment advisers and retaining and terminating such advisers as it deems appropriate.

Our Investment Committee met twelve times during 2018.

SELECTION OF DIRECTOR NOMINEES

Our Board selects the director nominees to stand for election at our annual stockholder meetings and to fill vacancies occurring on our Board based on the recommendations of the Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee selects nominees for director on the basis of experience, integrity, skills, the ability to make independent analytical inquiries, an understanding of our business environment, and the willingness to devote adequate time to Board duties, all within the context of an assessment of the perceived needs of the Board at a given point in time. In addition to the individual attributes of our directors discussed above, we highly value the collective business experience and qualifications of the directors. We believe that the collective experiences, viewpoints and perspectives of our directors result in a Board with the commitment and energy to advance the interests of our stockholders.

Our Nominating and Corporate Governance Committee may consider current members of our Board for re-election unless they have notified our Board that they do not wish to stand for re-election. Our Nominating and Corporate Governance Committee may also consider candidates for our Board recommended by current members of our Board or members of management. In addition, our Nominating and Corporate Governance Committee will consider director candidates recommended by our stockholders in the same manner as it would consider any other recommended nominees. If our Nominating and Corporate Governance Committee determines that a stockholder-recommended candidate is suitable for Board membership, it will include the candidate in the pool of candidates under consideration for nomination upon the occurrence of the next Board vacancy or in connection with the next annual meeting of our stockholders.

Pursuant to the above procedures, once our Nominating and Corporate Governance Committee identifies prospective nominees, it will solicit background information on the candidates, then interview and evaluate the candidates. The Nominating and Corporate Governance Committee will then report its recommendations to the Board.

Our Nominating and Corporate Governance Committee recommended the five incumbent director nominees for election at our Annual Meeting, and our Board approved the recommendation.

DIRECTOR COMPENSATION

The following table describes the compensation received by each of our non-employee directors during the fiscal year ended December 31, 2018. Mr. Forney does not receive any additional compensation for his service as a director. His compensation is disclosed under the subsection entitled Executive Compensation.

During fiscal year 2018, we offered the following compensation program for our non-employee directors: (i) an annual base retainer of $75,000 and an award of 5,000 shares of restricted stock, (ii) an additional annual retainer of $40,000 and 35,000 shares of restricted stock for the Chairman of the Board, (iii) an additional annual retainer of $20,000 to our Audit Committee Chairman and (iv) an additional annual retainer of $10,000 to the Chairmen of the Compensation and Benefits Committee, the Nominating and Corporate Governance Committee, and the Finance and Investment Committee.

	FEES EARNED OR PAID IN CASH	STOCK AWARDS(1)	TOTAL COMPENSATION
Gregory C. Branch(2)	$115,000	$788,800	$903,800
R. Daniel Peed	75,000	73,950	148,950
Alec L. Poitevint, II(3)	85,000	98,600	183,600
Kern M. Davis, M.D.(3)	85,000	98,600	183,600
Michael R. Hogan	75,000	73,950	148,950
William H. Hood, III	75,000	98,600	173,600
Sherrill W. Hudson(4)	95,000	98,600	193,600
Patrick F. Maroney	75,000	73,950	148,950
Kent G. Whittemore(3)	85,000	98,600	183,600

(1) Represents the grant date fair value of stock awarded to our directors. Includes a restricted stock award granted to Mr. Branch pursuant to his Non-Executive Chairman Agreement, which resulted in a grant of 40,000 shares of our common stock, which will vest on the date of the Annual Meeting. Includes restricted stock awards granted to Messrs. Poitevint, Whittemore, Davis, Hood, and Hudson, pursuant to the Non-Employee Director Agreement, which resulted in grants to each of these directors of 5,000 shares of our common stock in 2018, which will vest on the date of the Annual Meeting. Also includes pro-rated restricted stock awards granted to Messrs. Peed, Maroney, and Hogan pursuant to the Non-Employee Director Agreement, which resulted in grants to each of these directors of 3,750 shares of our common stock in 2018, which will vest on the date of the Annual Meeting. The values of the stock awards were computed in accordance with Financial Accounting Standards Board Codification Topic 718, Compensation - Stock Compensation. See Note 19 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, for a discussion of the relevant assumptions used in calculating the value of the awards granted in 2018.
(2) Mr. Branch received $75,000 for his services as director and $40,000 for serving as the Chairman of the Board.
(3) Each of Messrs. Poitevint, Whittemore, and Davis received $75,000 for their services as directors and $10,000 for serving as Chairmen of our Board Committees.
(4) Mr. Hudson received $75,000 for his services as director and $20,000 for serving as the Chairman of the Audit Committee.

PROPOSAL TWO – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has approved the engagement of Deloitte as the independent registered public accounting firm to perform an audit of our consolidated financial statements for the fiscal year ending December 31, 2019. Deloitte has served as our auditor since 2018, as further described in the next paragraph. Deloitte has advised our Audit Committee that neither it, nor any of its members, has any direct financial interest in UPC Insurance as a promoter, underwriter, voting trustee, director, officer, or employee. Though we do not expect a representative of Deloitte to attend our Annual Meeting, if a Deloitte representative does attend, the representative will respond to appropriate questions and will have the opportunity to make a statement if the representative desires to do so.
As previously disclosed, on May 30, 2018, the Audit Committee dismissed RSM US LLP (RSM) as our independent registered public accounting firm and engaged Deloitte in its place. The decision to dismiss RSM resulted from a competitive process to select a firm to serve as our independent registered public accounting firm for the fiscal year ended December 31, 2018. RSM's audit reports on the Company's consolidated financial statements as of and for the years ended December 31, 2017 and 2016 did not contain any adverse opinions or disclaimers of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. The audit reports of RSM on the effectiveness of our internal control over financial reporting as of and for the years ended December 31, 2017 and 2016 contained an adverse opinion on our internal control over financial reporting. During the years ended December 31, 2017 and 2016, and the subsequent interim period through June 1, 2018, there were (i) no disagreements between the Company and RSM on any matter of accounting principles or practices, financial statement disclosure of auditing scope or procedure, which disagreements, if not resolved to the satisfaction of RSM, would have caused RSM to make reference to the subject matter of the disagreement in its reports on the Company's consolidated financial statements for such years, and (ii) no "reportable events" as that term is defined in Item 304(a)(1)(v) of Regulation S-K, except as disclosed above. On June 1, 2018, the Company filed with the SEC a Current Report on Form 8-K disclosing the engagement of Deloitte and the dismissal of RSM, which included as Exhibit 16.1 a letter from RSM addressed to the SEC indicating that it agrees with such disclosure.
The Board is asking our stockholders to ratify our Audit Committee’s appointment of Deloitte as our independent registered public accounting firm for the 2019 fiscal year. The appointment of Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2019 will be ratified if the number of “for” votes cast on Proposal Two exceeds the number of “against” and “abstain” votes. Abstentions will be included in the calculation of the number of shares represented and entitled to vote at the Annual Meeting and will therefore count as votes against the ratification of the appointment of Deloitte. Brokers will have discretionary authority to vote on Proposal Two.
Although none of our Certificate of Incorporation, our By‑Laws, or any other document or agreement requires ratification, the Board submits the appointment of Deloitte to our stockholders for ratification because we value our stockholders’ views on the appointment of our independent registered public accounting firm. If our stockholders do not ratify the appointment of Deloitte, we will consider such result as a direction from the stockholders to our Audit Committee to consider the appointment of a different firm and our Audit Committee will reconsider whether to retain Deloitte. In such event, our Audit Committee may retain Deloitte notwithstanding the fact that the stockholders did not ratify the appointment, or may appoint another accounting firm without re-submitting the matter to a stockholder vote. Even if stockholders ratify the appointment, our Audit Committee in its discretion may appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the Company’s best interest and, thus, in our stockholders’ best interest.

RECOMMENDATION OF THE BOARD

The Board and the Audit Committee recommend a vote FOR the ratification of the appointment of Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2019.

AUDIT COMMITTEE REPORT
As part of its oversight responsibility, the Audit Committee reviewed and discussed the audited financial statements, the adequacy of financial controls and the effectiveness of UPC Insurance's internal control over financial reporting with management and Deloitte. The Audit Committee also has discussed with Deloitte the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC. The Audit Committee has received the written disclosures and the letter from Deloitte required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence. The Audit Committee also has discussed with Deloitte that firm’s independence.

Based on these reviews and discussions, the Audit Committee has recommended to the Board, and the Board has approved, the inclusion of the audited financial statements in UPC Insurance's Annual Report on Form 10-K for the fiscal year ended December 31, 2018 for filing with the SEC.

Sherrill W. Hudson, Chairman
Patrick F. Maroney
Kern M. Davis, M.D.

AUDIT COMMITTEE'S PRE-APPROVAL POLICIES AND PROCEDURES

Our Audit Committee requires that management obtain the prior approval of the Audit Committee for all audit and permissible non-audit services that our independent registered public accounting firm will provide. At regular meetings or as needed during the year, the Audit Committee reviews and approves proposals for such services, including the estimated fees the independent registered public accounting firm will charge. The Audit Committee Chairman may approve permissible non-audit services in an amount up to $10,000, and notifies the full Audit Committee of such approvals at its next scheduled meeting.

AUDIT AND RELATED FEES

The following table summarizes the approximate fees our current auditor, Deloitte, billed us for services rendered during fiscal year 2018 and the approximate fees our previous auditor, RSM, billed us for services rendered during fiscal years 2017 and 2018, all of which were pre-approved by our Audit Committee in accordance with the procedures described above.

	2018	2017
Audit Fees - Deloitte	$945,000	$—
Audit Fees - RSM	40,000	760,030	(1)
Tax Fees	—	—
All Other Fees	—	—
Total	$985,000	$760,030
(1) Amount includes approximately $24,000 related to audit services rendered in connection with offerings in 2017 and approximately $5,000 related to audit services rendered in connection with our merger with AmCo Holding Company.

PROPOSAL THREE - APPROVAL, ON AN ADVISORY BASIS, OF THE EXECUTIVE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

We are seeking an advisory vote of our stockholders on the compensation of our named executive officers as required by Section 14A of the Exchange Act. In order to approve Proposal Three, the holders of a majority of the common stock, present in person or represented by proxy, and entitled to vote at the Annual Meeting, must vote "for" this proposal. Since the vote is advisory in nature, the results will not be binding on the Company, our Board, or our Compensation and Benefits Committee. However, we value the opinions of our stockholders and the Compensation and Benefits Committee intends to consider this vote when making future compensation decisions.

As discussed in the section entitled Compensation Discussion and Analysis, which we urge you to review carefully, our executive compensation program is designed to attract, motivate, and retain the right talent and appropriately incentivize our executives to stay committed to executing our long-range plan and increasing long-term stockholder value.

RECOMMENDATION OF THE BOARD

The Board recommends a vote FOR the approval of Proposal Three, including an approval of the following resolution: "RESOLVED, that the compensation paid to the Company's named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, and narrative discussion, is hereby APPROVED."

PROPOSAL FOUR - APPROVAL, ON AN ADVISORY BASIS, OF THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

As required by Section 14A of the Exchange Act, we are also seeking an advisory vote of our stockholders on the frequency of future advisory votes on the compensation of our named executive officers, commonly called a "say-on-frequency" proposal. Stockholders may vote to approve the say-on-frequency proposal every one, two, or three years, or they may abstain from voting on the proposal.
After considering the benefits and consequences of each option for the frequency of submitting the advisory vote on the compensation of our named executive officers to our stockholders, our Board recommends submitting the advisory vote on the compensation of our named executive officers to our stockholders every three years.
We believe that holding an advisory vote on the compensation of our named executive officers every three years, with the flexibility to hold such a vote more frequently if appropriate, is the best approach for the Company at this time for the following reasons:

•	A three year vote cycle is consistent with the long-term focus of our compensation objectives and programs.

•
The stockholder advisory vote on executive compensation is an additional, but not exclusive, opportunity for stockholders to communicate with our Board and our Compensation and Benefits Committee regarding our executive compensation program.

•
A longer vote cycle reinforces a longer-term perspective with respect to our executive compensation program, providing our Board and our Compensation and Benefits Committee with time to evaluate the results of the most recent stockholder advisory vote on executive compensation, as well as to develop and implement changes to our compensation policies and practices that may be appropriate, and then providing our Board, our Compensation and Benefits Committee and our stockholders with the opportunity to assess the impact of those changes before the next such stockholder advisory vote.

Stockholders should be aware that they are not voting "for" or "against" our Board recommendation with respect to Proposal Four. Rather, stockholders will be able to specify one of four choices with respect to this Proposal Four: one year, two years, three years, or abstain.
The option that receives the highest number of votes cast by stockholders will be considered the stockholders' recommendation as to the say-on-frequency vote. However, the outcome of this advisory vote is not binding on the Company, our Board, or our Compensation and Benefits Committee. Nevertheless, our Board and our Compensation

and Benefits Committee will review and consider the outcome of this vote when making determinations as to when the advisory vote on the compensation of our named executive officers will again be submitted to stockholders for approval at an annual meeting of stockholders within the next three years.
RECOMMENDATION OF THE BOARD

The Board of Directors recommends a vote for THREE YEARS with respect to the frequency of holding future advisory votes on the compensation of our named executive officers.

EXECUTIVE OFFICERS

The following individuals serve as our executive officers:

	AGE	POSITION
John L. Forney	57	President, CEO, and Director
B. Bradford Martz	47	Chief Financial Officer
Paul DiFrancesco	61	Chief Operating Officer
Deepak Menon	47	Chief Revenue Officer
Scott St. John	50	Chief Claims Officer
Chris Griffith	43	Chief Information Officer
Brad Kalter	52	General Counsel, Chief Legal Officer and Secretary

JOHN L. FORNEY has served as our CEO and a member of our Board since June 2012. He assumed the additional role of President in July 2013. From 2002 until he joined our Company, Mr. Forney served in a number of different capacities at Raymond James, a financial services holding company based in St. Petersburg, Florida. He last served as managing director in Raymond James' public finance department, where he managed the department and led the firm's investment banking efforts in catastrophe insurance financing. Mr. Forney received a B.A. in Economics from Princeton University and an M.B.A. in Finance from the Wharton School at the University of Pennsylvania. He also holds the Chartered Financial Analyst designation.

B. BRADFORD MARTZ has served as our CFO since October 2012. From 2001 until his appointment as CFO, Mr. Martz held a series of financial roles with progressively responsible leadership experience leading to becoming CFO in 2007 of Bankers Financial Corporation, a Florida-based diversified holding company system with operations in the property and casualty insurance, life/annuity insurance, warranty, insurance agency, insurance business process outsourcing and real estate markets. From 1996 to 2001, Mr. Martz was the CFO of Bonded Builders Service Corporation, a Florida domiciled specialty insurer focused on new home warranty offerings nationwide. Mr. Martz is a Certified Public Accountant licensed in Florida and also holds the Global Certified Management Accountant designation from the American Institute of Certified Public Accountants. Mr. Martz obtained a B.S. in Finance from the University of Colorado at Boulder and an M.B.A. from Northeastern University.

PAUL DIFRANCESCO has served as our Chief Operating Officer since August 2017, and is responsible for all aspects of the Company's product management, underwriting, underwriting operations, and project management functions. Previously, he served as our Chief Underwriting Officer from November 2015 to August 2017. Prior to joining UPC Insurance, Mr. DiFrancesco served as a consultant for various organizations, and from 2011 to 2014 was Senior VP and Chief Insurance Officer at Cypress Property & Casualty Insurance. He has over 40 years of multi-line property casualty insurance experience with leadership roles in both regional and multi-national Fortune 100 insurance companies, including roles as President and CEO of AutoOne Insurance, a White Mountains subsidiary, and Executive Vice President of ACE-INA, where he held product and new business development responsibilities for specialty consumer products. Mr. DiFrancesco obtained a B.S. in Finance from Fordham University and an M.B.A. in Finance and Marketing from the University of Hartford. He has also completed extensive executive development programs at the Center for Creative Leadership and Duke University's Fuqua School of Business.

DEEPAK MENON has served as our Chief Revenue Officer since December 2015. Previously, he served as our Vice President of Operations and Business Development from July 2014 to December 2015. Prior to joining our Company, Mr. Menon served as the Marketing Director for American Strategic Insurance ("ASI"), a homeowners insurance company based in St. Petersburg, Florida. From 2005 until he joined ASI in 2007, he served as Marketing Director for AutoOne Insurance Company, a provider of specialty insurance products and a subsidiary of OneBeacon Insurance Group. He also worked as a Cross Border Division Manager and Financial Analyst at ACE Seguros, S.A., a subsidiary of ACE Ltd, a multiline property and casualty insurer, before his time at AutoOne. Mr. Menon obtained a B.S in Finance from the University of South Carolina and an M.B.A. in Finance from the University of Tampa. Mr. Menon also holds the CPCU and Associate in Risk Management designations.

SCOTT ST. JOHN has served as our Chief Claims Officer since August 2016. Mr. St. John has over 25 years of experience in the insurance industry. Prior to joining our Company, he was the National Manager for Catastrophe Operations from 2006 to 2008 and later, the Director of Field Property Claims from 2008 to 2016 at Farmers Insurance. Mr. St. John obtained a B.S. and B.A. in Marketing and Logistics from Ohio State University.

CHRIS GRIFFITH has served as our Chief Information Officer since October 2018. He has over 20 years of technology-related experience, with over 12 in the insurance industry. Prior to his time at UPC Insurance, Mr. Griffith served as the Vice President and Chief Information Officer of Safety National Casualty Corp (Safety National), a specialty insurance and reinsurance provider (from April 2013 to September 2018). While at Safety National, Mr. Griffith was responsible for the data and digital initiatives of the company, as well as oversight and development of over 200 IT professionals.  Previously, Mr. Griffith has served in various executive-level IT positions across multiple industries. Mr. Griffith holds a B.S. in Computer Science from the University of South Carolina, as well as an Executive MBA from the University of Missouri-Columbia.

BRAD KALTER has served as our General Counsel, Chief Legal Officer and Secretary since March 2019. Prior to his time at UPC Insurance, Mr. Kalter served as Executive Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer at Exide Technologies, a battery manufacturing and energy storage business, overseeing global legal from 2015 to February 2019. Mr. Kalter was responsible for overseeing the legal functions of the organization including corporate governance, compliance, litigation and subsidiary management, as well as overseeing legal aspects of corporate financing transactions and mergers & acquisitions. Mr. Kalter previously served as Corporate Secretary since 2009 and as Deputy General Counsel and Corporate Secretary since 2006. Previously, Mr. Kalter has served as General Counsel at Cotton States Insurance Group, a multi-line insurance group, from 1999 through 2003. Mr. Kalter holds a J.D. from Emory University and a B.A. in Political Science and Communications from the University of Pennsylvania.

COMPENSATION DISCUSSION AND ANALYSIS

Our Compensation Discussion and Analysis describes our executive compensation and reviews the actions taken by our Compensation and Benefits Committee (Committee) concerning the compensation of our Named Executive Officers (NEOs), who are listed below with titles as of December 31, 2018:

•	John L. Forney - CEO

•	B. Bradford Martz - CFO

•	Deepak Menon - Chief Revenue Officer

•	Paul DiFrancesco - Chief Operating Officer

•	Scott St. John - Chief Claims Officer

2018 COMPANY PERFORMANCE HIGHLIGHTS

FINANCIAL HIGHLIGHTS. We increased total revenues as a result of a 17.7% increase in net premiums earned, generated by strong organic growth in new and renewal business in all regions. Net income attributable to United Insurance Holdings Corp. (UIHC) decreased compared to the prior year primarily due to an increase in loss and loss adjustment expenses. Retained catastrophe losses of $99,988,000 during 2018 included losses from Hurricane Florence and Hurricane Michael, which made landfall in North Carolina and Florida, respectively. Our catastrophe excess of loss reinsurance limits retained losses to $50,000,000 in total for these two events.

($ in thousands, except per share, ratios and policies in-force)	Year Ended December 31,
	2018	2017

Total net revenues	$723,942	$654,420
Consolidated net income	290	10,145

Net income attributable to UIHC per diluted share	$0.01	$0.27

Combined ratio(1)	104.3%	111.1%
Return on average equity, trailing twelve months	0.1%	2.2%

Policies in-force	582,096	528,193
(1) Calculated as operating expenses less interest expense relative to net premiums earned.

($ in thousands, except per share and ratios)	December 31, 2018	December 31, 2017	% Change
Investment and Cash holdings	$1,135,956	$1,130,806	0.5%

Book value per share	$12.10	$12.56	(3.7)%

STRATEGIC HIGHLIGHTS. During 2018, we achieved several goals which were consistent with our strategy to become the premier provider of property insurance in catastrophe-exposed areas:

•	Formed Journey Insurance Company, which has been rated "A-" by A.M. Best.

•
Purchased more frequency and severity reinsurance protection than in any prior year, with an overall program exhaustion point of $3,100,000,000, making us one of the largest cedants in the world. We structured and placed our program for the first time using our new subsidiary Skyway Re, which was formed in 2017.

•	Implemented underwriting, claims, and exposure management initiatives that reduced our non-catastrophe loss ratio to its lowest level since 2014.

Role of the Compensation and Benefits Committee and Management in the Compensation-Setting Process. Our Committee’s role in reviewing and approving executive compensation includes the annual review and approval of goals and objectives relevant to senior management compensation and approval of stock option and other equity-based awards for the CEO and other senior management under those plans. The Committee's duties and responsibilities are further set forth in the Committee’s charter as described under the section entitled Board Committees above. The Committee's charter can also be found at the following url: http://investors.upcinsurance.com/govdocs.

Compensation for our CEO, including base salary and incentive compensation, is reviewed and approved by the Committee following consultation and input from its independent compensation consultant, Pay Governance LLC.
For our other executives, our CEO makes recommendations to the Committee for base salaries and Annual Incentive Plan targets. The Committee considers those recommendations and other relevant factors in making its final compensation decisions for our executive officers. The incentive compensation plans are described in more detail under the Incentive Compensation subsection of the section titled Elements of Executive Compensation.
The Chairs of the Audit and Finance and Investment Committees serve on the Committee. These directors bring information and perspective from the work of other committees to provide insight to assist the Committee in executing its role, including its role in risk management oversight and fulfilling its obligations under its committee charter.

The Committee has the authority to engage consultants and advisors pursuant to its charter. For fiscal 2018, the Committee retained Pay Governance LLC to assist the Committee in identifying a peer group pursuant to which the Committee can review executive compensation and determine appropriate compensation for executives, including long-term incentive program designs. Pursuant to regulatory requirements, the Committee assessed Pay Governance LLC's independence in 2018 and concluded that Pay Governance LLC's work did not raise any conflicts of interest.

Summary of 2018 Compensation Actions. In 2018, our Committee continued its focus on managing our compensation program consistent with our compensation philosophy, which is described below under Overview of our Executive Compensation Philosophy and Objectives. Actions taken or approved by our Committee relative to the compensation programs for our executive officers for 2018 included the following:

•	Reviewed the performance of our CEO and determined his total compensation. This included decisions regarding base salary as seen in the Elements of Executive Compensation section.

•
Reviewed the performance of our other executive officers, including our NEOs, with assistance from our CEO and determined the structure and amount of base salary and bonus compensation for our executive officers for 2018 as seen in the Elements of Executive Compensation and Executive Compensation subsections, respectively.

•
Redesigned the Annual Incentive Plan to include both quantitative performance targets and individual qualitative executive performance, with seventy percent (70%) percent of the annual target weighted toward corporate financial performance. The composition and design of our Annual Incentive Plan program is described in more detail in the Elements of Executive Compensation section.

•
Redesigned our Long-term Incentive Plan grants to include performance units, as well as time-vested restricted stock units and stock options. The design of our Long-term Incentive Plan is described in more detail in the Elements of Executive Compensation section.

•	Approved a group of peer companies pursuant to which executive compensation can be measured, both for base salary and incentive-based compensation.

Overview of our Executive Compensation Philosophy and Objectives. We believe that a skilled, experienced and dedicated senior management team is essential to the future success of our Company and to building stockholder value. In order to attract and retain talented executives with these qualities as well as to motivate management to maximize performance while building stockholder value, we have sought to establish compensation programs that we believe are competitive in the marketplace. We also have a “pay-for-performance” philosophy, meaning that we will pay above market compensation to our NEOs if the performance of the Company delivers higher value to the stockholders, and below-market compensation if the Company's financial performance delivers below market-median value to its stockholders.

Three long-term objectives drive the Committee’s decisions regarding the executive compensation elements, including incentive plan design and award levels. These objectives are as follows:

Build long-term stockholder value - We provide a significant portion of executive compensation through long-term incentive compensation and stock-based opportunities to emphasize compensation programs that we believe are linked to maximizing stockholder value over the long term;

Drive sustained, strong business and financial results - We provide a significant portion of executive compensation through incentive compensation programs that are linked to our Company achieving targeted increases in earnings per share, return on equity and gross premiums earned; and

Attract, motivate, and retain a highly qualified and effective executive team - The attraction, motivation, and retention of top executive talent is critical to our continued success. Therefore, the Committee considers broad-based surveys that reveal executive compensation levels in the industry to gain a general understanding of compensation practices.

Pay Mix. The key components of our compensation program for our NEOs for 2018 were base salary, annual cash incentive awards under our Annual Incentive Plan, time-vesting restricted stock awards, performance stock units and stock options under our Long-Term Incentive Plan and other compensation consisting primarily of matching 401(k) contributions and health and welfare benefits. Each component of our compensation program has an important role in creating compensation arrangements that motivate and reward strong performance and in retaining the NEOs who deliver robust results.

The Committee prioritizes incentive-based "pay-for-performance" compensation programs when developing annual total compensation for our NEOs.

As shown in the charts below, 68.8% of the total target compensation for our CEO and 59.8% of the total target compensation for all other NEOs in 2018 was linked to annual and long-term performance-based incentives.

Peer Group. To ensure that our NEO compensation program is competitive and will allow us to meet our objective of attracting and retaining talented executives, the Committee, with the assistance of Pay Governance LLC, established a group of peer companies on which to compare compensation for the executives with compensation received by the executives of our competitors. For fiscal 2018, the Committee has selected a designated comparison group of sixteen publicly-listed companies of varying sizes within the insurance industry that serve as an appropriate benchmark for the determination of executive compensation. The designated comparison group for 2018 consisted of the following companies:

Company	Ticker	Company	Ticker
1347 Property Insurance Holdings	PIH	Kingstone Companies	KINS
Argo Group	ARGO	National General Holding Corp.	NGHC
Assurant	AIZ	National Security Group	NSEC
Donegal Group	DGICA	Safety Insurance Group	SAFT
Federated National Holding Company	FNHC	Selective Insurance Group	SIGI
HCI Group	HCI	State Auto Financial Corporation	STFC
Heritage Insurance Holdings	HRTG	United Fire Group, Inc.	UFCS
Horace Mann Educators Corporation	HMN	Universal Insurance Holdings, Inc.	UVE

Elements of Executive Compensation.

BASE SALARY. In general, the base salary of each executive is initially established through arm's-length negotiations at the time the individual is hired, including consideration of the individual's qualifications, experience, level of responsibility, as well as internal pay equity considerations. The salaries of our NEOs are set forth in their individual employment agreements. These agreements permit base salary to be increased on an annual basis at the discretion of the Committee during the term of employment. Pursuant to each employment agreement, base salaries may not be decreased during the individual's term of employment.

In 2018, our CEO and Pay Governance LLC conducted a review of the base salaries of our NEOs (other than himself) for potential increases and recommended changes to the Committee for its final determination. In doing so, the

Committee reviewed the base salaries of our executive officers considering broad-based survey data that reveal executive compensation levels in the industry to gain a general understanding of compensation practices. We believe base salaries should be competitive based upon an executive officer’s scope of responsibilities, the market compensation of similarly situated executives, and the relative talent of the individual executive. When establishing base salary for an executive, we also consider other factors such as internal consistency, and for new hires, salary paid by a former employer. Based on the foregoing considerations, in 2018 the Committee approved the salaries below for each of the NEOs. Our NEOs' base salaries for 2018 were as follows:

Named Executive Officer	2018 Base Salary
John L. Forney	$1,000,000
B. Bradford Martz	400,000
Deepak Menon	350,000
Paul DiFrancesco	300,000
Scott St. John	300,000

INCENTIVE COMPENSATION. The award of incentive compensation for our NEOs under our Annual Incentive Plan and Long-Term Incentive Plan is based on achieving certain annual corporate performance goals included in our 2013 Omnibus Incentive Plan. As to each performance goal, the relevant measurement of performance will be computed in accordance with generally accepted accounting principles to the extent applicable, but unless otherwise determined by the Committee, will exclude the effect of various items set forth in the "Performance Goals" section in the 2013 Omnibus Incentive Plan.

Annual Incentive Plan - Our NEOs as well as certain other management employees participate in the Annual Incentive Plan, which provides participants an opportunity to earn a cash bonus upon achievement of key financial performance objectives approved by the Committee. Within the overall context of our compensation philosophy and culture, the Annual Incentive Plan:

•	provides competitive levels of total cash compensation;

•	aligns pay with organization and individual performance; and

•	focuses executive attention on key business metrics.

In setting the performance goals under the Annual Incentive Plan, our intention is to provide for challenging and ambitious targets to further our overall goal of increasing stockholder value. Though challenging, we believe the goals are attainable through a collaborative effort by our NEOs. The Committee reviews and approves payouts made under the Annual Incentive Plan. With the assistance of Pay Governance LLC, the 2018 Annual Incentive Plan was designed with two metrics:

•	Financial Goals: Represent 70% of target award value equally weighted between Gross Written Premium (GWP) and Core Earnings Per Share (CEPS)

•	Individual Qualitative Performance: Represents 30% of target award value.

CEPS is a non-GAAP measure reported by UIHC that excludes from net income the effect of non-cash amortization of intangible assets unrealized gains and losses on the Company's equity security investments and realized gains and losses on the Company's investment portfolio per diluted share. For the purposes of incentive compensation goal calculations, the Approved Budget and the CEPS shall be further adjusted to remove the after-tax effect of losses from named or numbered tropical windstorms as designated by the National Hurricane Center and earthquakes.

The range of potential payouts under the Fiscal 2018 Annual Incentive Plan is described in the table below:

Performance Metric	Weighting	Threshold (Earns 50%)	Target (Earns 100%)	Maximum (Earns 150%)

GWP	35%	85% of Target	105% of prior year GWP	115% of Target

CEPS	35%	67% of Target	Per Approved Budget	133% of Target

Qualitative Performance	35%		Discretionary Evaluation

Fiscal 2018 GWP was $1,252,401 approximately 120% of target GWP. Fiscal 2018 CEPS of $1.30 was below threshold. The Committee also determined that each of the NEO's individual performance warranted above-target payment of the qualitative metric. Taking into consideration these outcomes, as well as the NEO's respective contributions to our strategic goals, the Committee approved payment under the Annual Incentive Plan to our NEOs for 2018 described below and as further detailed in the Summary Compensation Table under the column titled Non-Equity Incentive Plan Compensation. The following table sets forth the calculation of annual incentive award payments to each of our NEOs for fiscal 2018 after applying the performance metrics and individual performance objectives evaluations:

NEO	Target Award	Weighted Average (GWP and CEPS)	Weighted Qualitative Performance	AIP Payout %	AIP Payout
John L. Forney	$1,000,000	52.5%	37.5%	90.0%	$900,000
B. Bradford Martz	$250,000	52.5%	37.5%	90.0%	$225,000
Deepak Menon	$225,000	52.5%	45.0%	97.5%	$219,375
Paul DiFrancesco	$175,000	52.5%	45.0%	97.5%	$170,625
Scott St. John	$150,000	52.5%	45.0%	97.5%	$146,250

Long-Term Incentive Plan - The Committee implemented our Long-Term Incentive Plan because it believes that long-term incentives are an essential part of our total compensation package, which is intended to promote ownership, higher performance and ultimately higher stockholder return. Additionally, the Committee intends for the Long-Term Incentive Plan to further the following four key objectives that fit within the overall context of our compensation philosophy and culture:

•	Pay for Performance: Emphasize variable compensation that is linked to our performance, to generate and reward superior corporate performance;

•	Alignment of Interests: Incorporate performance metrics that link executives' incentive goals with the interests of our stockholders;

•	Long-Term Success: Support and reward executives for consistent performance over time and achievement of our long-term strategic goals; and

•	Retention: Attract and retain highly qualified executives whose abilities are critical to our success and competitive advantage.

Under our long-term incentive program, we historically made annual grants of time-vesting restricted stock to our executive officers if predetermined corporate performance targets were achieved. Generally, if the performance targets were hit in year one, time-based restricted stock was granted in year two. Restricted stock awards for our NEOs vested ratably over the three years following the grant date, contingent on continued employment, unless the executive was terminated by us other than for cause. The number of shares of time-vesting restricted stock granted was based on the target dollar value of the award divided by the closing price of our stock on the date of grant.
In fiscal 2018, Pay Governance LLC assisted the Committee in revising our long-term incentive program to incorporate both performance and time-based awards. The Committee believes this plan design is consistent with the goal of attracting and retaining highly qualified executives, while rewarding company performance aligned with the interests of our stakeholders.
Under the fiscal 2018 program, we granted restricted stock units, performance stock units and stock options to our NEOs which vest ratably over the three years following the grant date, also contingent on continued employment and meeting performance goals. The program design is described below:

Vehicle	Percentage of Target Award	Key Metrics
Options	25%	• Granted at fair value under the Black-Scholes Model • Vest ratably over three years • Exercise price set at fair market value on the date of grant

Restricted Stock Units (RSUs)	25%	• Granted at fair market value on the date of grant • Vest ratably over three years

Performance Stock Units (PSUs)	50%	• Granted at fair value • One third of award will vest each April subject to performance against the peer group • Allows for vesting between 50% Threshold and 150% of target award (Maximum)
For the fiscal 2018 PSUs, the Committee utilized the Company's GAAP Return on Average Equity (GAAP ROAE) versus that of its peers as the performance metric. The Committee set a target goal for PSUs that is challenging, but capable of being achieved with significant performance. Failure to achieve threshold performance of 750 basis points below the peer group median in any fiscal year will result in failure of vesting of that tranche of the award. The award of each tranche of PSUs is capped at 150% of target if the Company's performance is 750 basis points above the peer group median. Based on fiscal 2018 financial results, the Company's GAAP ROAE was below the peer group median and resulted in vesting at 71.5% of target for the first one-third tranche of PSUs.

NEO	Fiscal 2018 PSU Grant	PSUs Eligible for Vesting in 2019	First Tranche Earned PSUs
John L. Forney	29,354	9,785	6,996
Brad Martz	10,176	3,392	2,425
Deepak Menon	7,950	2,650	1,895
Paul DiFrancesco	6,360	2,120	1,516
Scott St. John	5,088	1,696	1,213

OTHER COMPENSATION. We adopted a 401(k) plan that generally covers all of our employees who have completed 90 days of service. Pursuant to our 401(k) plan, participants may elect to make pre-tax contributions up to the statutorily prescribed annual limits. Our NEOs receive matching contributions under our 401(k) plan in the same manner as all of our employees who participate in the plan. During 2018, we matched 100% of each participant's pre-tax contributions up to the first 5% of such participant's base salary up to the maximum allowed by the plan.

Our executive officers receive health and welfare benefits, such as group medical, group life, group dental, and short-term and long-term disability coverage. We believe that our executives should be able to provide for their retirement needs from the total annual compensation they earn based on our Company's performance. Accordingly, other than employer matching contributions to the accounts of our NEOs under our 401(k) Plan (at the same matching contribution rate that we provide to all eligible full-time employees), we do not offer executives participation in any qualified or non-qualified pension plans, supplemental executive retirement plans, deferred compensation plans or other forms of compensation for retirement.
Other Highlights of Our Compensation Programs. We periodically review best practices in the area of executive compensation and update our compensation policies and practices to reflect those that we believe are appropriate for our company. In addition to the short- and long-term performance compensation described in the Elements of Executive Compensation section above, our program also includes the following:

•	We pay for performance, offering our NEOs the opportunity to earn a substantial amount of variable compensation based on our Company achieving certain performance targets.

•
We encourage long-term decision making, as our annual Long-term Incentive Plan awards span a three-year time period, and the ultimate value of the options granted and performance stock units earned are determined by our performance over the three years.

•	We do not provide heightened change of control severance benefits for any NEOs under their employment agreements.

•	Our equity compensation plan does not permit repricing of stock options without stockholder approval.

•	We do not guarantee salary increases or bonuses for our executive officers.

Severance and Change of Control Arrangements. We offer severance benefits because we compete for executive talent in a highly competitive market in which companies routinely offer similar benefits to NEOs. We have entered into employment agreements with each of our NEOs, which provide for severance benefits if we terminate the NEO without cause. These severance benefits consist of base salary continuation, paid COBRA coverage for a period of time specified in the employment agreements, a prorated portion of the executive’s annual incentive bonus, and in the case of our CEO, accelerated vesting of a portion of his then unvested restricted stock granted under his employment agreement. Additionally, under the terms of restricted stock awards granted to our NEOs pursuant to the fiscal 2018 awards, accelerated vesting of any unvested restricted stock and option awards granted in fiscal 2018 will only be accelerated in the event of a termination without cause or for "good reason" within two years following a change in control. Additionally, in 2018, the Company amended Mr. Forney’s employment agreement to eliminate the gross-up for, and modify the treatment of, amounts payable to Mr. Forney following a change in control, that may be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended. Please refer to the discussion below under Potential Payments upon Termination or Change of Control for a more detailed discussion of our severance and change of control arrangements.
Advisory Votes on Compensation. The Board recognizes the fundamental interest that our stockholders have in the compensation of our executive officers. At the Annual Meeting of Stockholders, our stockholders have the opportunity to cast an advisory vote (a “say-on-pay proposal”) on the compensation of our named executive officers. At the 2016 Annual Meeting of Shareholders, approximately 90% of the shares present and entitled to vote were cast in support of the compensation of the Company's executive officers. This vote did not affect the Company's 2018 compensation program. Future advisory votes on executive compensation will serve as an additional tool to guide the Committee in evaluating the alignment of the Company's executive compensation program with the interests of the Company and its stakeholders.
Tax Considerations. The Committee has considered the impact of Section 162(m) of the Code with respect to the compensation paid to our NEOs. As relevant to 2018 compensation, Section 162(m) places a limit of $1 million on the amount of compensation that a publicly held corporation may deduct in any one year with respect to its CEO, and each of the next four most highly compensated executive officers. Historically, certain performance-based compensation was not subject to this deduction limit. With the passage of the Tax Cuts and Jobs Act of 2017, the performance-based compensation exemption to Section 162(m) has been repealed except for with respect to certain grandfathered arrangements. The Committee had historically maintained a policy that, where reasonably practicable, sought to qualify the variable compensation paid to our NEOs for exemption from the deductibility limits of Section 162(m). However, the Committee authorized compensation payments that did not comply with the exemptions in Section 162(m) when the Committee believed that such payments were appropriate to attract and retain executive talent.
Compensation and Benefits Committee Report. Our Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based on such review and discussions, our Committee recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
Kent G. Whittemore, Chair
Sherrill W. Hudson
Alec L. Poitevint, II

EXECUTIVE COMPENSATION

2018 SUMMARY COMPENSATION TABLE

The following Summary Compensation Table displays the compensation received by each of our NEOs during the years ended December 31, 2018 and 2017, and to the extent required by SEC executive compensation disclosure rules, the year ended December 31, 2016:

	Year	Salary	Bonus	Stock Award(1)	Non-Equity Incentive Compensation Plan(2)	All Other Compensation(3)	Total
John L. Forney	2018	$1,000,000	$—	$1,343,825	$900,000	$25,532	$3,269,357
President and CEO	2017	1,000,000	—	322,200	1,000,000	25,032	2,347,232
	2016	966,667	—	352,600	500,000	19,482	1,838,749
B. Bradford Martz	2018	381,250	—	465,859	225,000	18,860	1,090,969
Chief Financial Officer	2017	325,000	—	200,100	250,000	7,745	782,845
	2016	320,833	—	88,150	80,000	10,568	499,551
Deepak Menon	2018	343,750	—	363,948	219,375	18,860	945,933
Chief Revenue Officer	2017	325,000	—	280,650	210,000	18,360	834,010
	2016	312,500	—	176,300	150,000	10,060	648,860
Paul DiFrancesco	2018	287,500	—	291,159	170,625	26,084	775,368
Chief Operating Officer	2017	250,000	—	216,210	180,000	16,530	662,740
	2016	241,667	—	—	50,000	2,074	293,741
Scott St. John	2018	287,500	—	232,925	146,250	23,344	690,019
Chief Claims Officer	2017	250,000	—	48,330	150,000	12,036	460,366
	2016	89,481	—	32,220	20,000	3,245	144,946

(1)
Represents aggregate grant date fair value of the restricted stock awarded to Messrs. Forney, Martz, Menon, DiFrancesco and St. John. Includes restricted stock awards, stock options and performance units granted to Messrs. Forney, Martz, Menon, DiFrancesco and St. John pursuant to our Long-Term Incentive Plan as well as outside of our Long-Term Incentive Plan, which resulted in grants to each of these executives of the number of shares of restricted stock shown in the table below:

	2018	2017	2016
John L. Forney	97,774	20,000	20,000
B. Bradford Martz	33,895	12,500	5,000
Deepak Menon	26,480	17,500	10,000
Paul DiFrancesco	21,184	13,500	—
Scott St. John	16,947	2,000	1,500

The value of the stock awards were computed in accordance with Financial Accounting Standards Board Codification Topic 718, Compensation - Stock Compensation. See Note 19 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018, for a discussion of the relevant assumptions used in calculating the value of the awards granted prior to December 31, 2018.

(2)	Represents the amounts earned under our Annual Incentive Plan for fiscal years 2018, 2017, and 2016.

(3)
Represents company match under our 401(k) plan, gym reimbursement, and group term life insurance. For the year ended December 31, 2018, Messrs. Forney, Martz, Menon, DiFrancesco, and St. John received $24,000, $18,500, $18,500, $24,500, and $24,500, respectively, for the 401(k) company match.

2018 GRANTS OF PLAN BASED AWARDS TABLE

The following table contains information concerning the plan-based equity and non-equity awards that were granted to our NEOs in 2018. The amounts shown in the columns under the heading "Estimated Future Payouts Under Non-Equity Incentive Plan Awards" represent potential future payments at the time of the grant only. At the time of the grant, whether these amounts (or any portion thereof) would ultimately be received by the NEOs was uncertain because the awards were contingent on the achievement of performance goals and the NEOs' continued employment. The awards in the columns under the heading "Estimated Future Payouts Under Non-Equity Incentive Plan Awards" were granted under our annual cash incentive program for 2018, as indicated, and payment was contingent on our achievement of a given level of corporate performance, as described above in the section titled Compensation of Executive Officers - Compensation Discussion and Analysis - Elements of Executive Compensation. The amounts, if any, actually earned and paid to our NEOs for 2018 under our Annual Incentive Plan are shown in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table above.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All other stock awards: Number of shares of stock or units (#)(3)	All other option awards: Number of shares of stock or units (#)	Grant Date Fair Value of Stock Awards($)(4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
JOHN L. FORNEY	N/A	—	1,000,000	—
	9/18/18				—	29,354	44,031	14,677	14,677	1,017,542
	10/5/18				—	—	—	—	39,066	326,283
B. BRADFORD MARTZ	N/A	—	250,000	—
	9/18/18				—	10,176	15,264	5,088	5,088	352,746
	10/5/18				—	—	—	—	13,543	113,112
DEEPAK MENON	N/A	—	210,000	—
	9/18/18				—	7,950	11,925	3,975	3,975	275,583
	10/5/18				—	—	—	—	10,580	88,365
PAUL DIFRANCESCO	N/A	—	180,000	—
	9/18/18				—	6,360	9,540	3,180	3,180	220,466
	10/5/18				—	—	—	—	8,464	70,692
SCOTT ST. JOHN	N/A	—	150,000	—
	9/18/18				—	5,088	7,632	2,544	2,544	176,373
	10/5/18				—	—	—	—	6,771	56,552

(1)
Amounts reflected under the "Estimated Future Payouts Under Non-Equity Incentive Plan Awards" column of the table above represent only potential payments to NEOs under our Annual Incentive Plan, based upon the Compensation and Benefits Committee's discretionary assessment of performance for the year, subject to achievement of specified performance objectives. The amounts actually earned and paid to our NEOs for 2018 under these awards are shown in the Non-Equity Incentive Plan Compensation column in the Summary Compensation table above.

(2)
Amounts reflected under the "Estimated Future Payouts Under Equity Incentive Plan Awards" column of the table above represent the award opportunities for NEOs under our Long-Term Incentive Plan, based upon the Compensation and Benefits Committee's discretionary assessment of performance over the performance period from January 1, 2018 to December 31, 2018, subject to achievement of specified performance objectives.

(3) Amounts reflected under the "All other stock awards: Number of shares of stock or units" column of the table above represent stock awards for NEOs granted outside of our Long-Term Incentive Plan.

(4)	Represents grant date fair value as calculated pursuant to ASC Topic 718.

NARRATIVE DISCLOSURE TO 2018 SUMMARY COMPENSATION TABLE AND
2018 GRANTS OF PLAN-BASED AWARDS TABLE

Certain elements of compensation set forth in the Summary Compensation Table for Year Ended December 31, 2018 and Grants of Plan-Based Awards for Year 2018 Table reflect the terms of employment agreements between us and certain of the NEOs.

JOHN L. FORNEY

We are a party to an employment agreement with Mr. Forney entered into on June 8, 2012 and amended and restated on April 21, 2017 and October 16, 2018. The agreement has an initial term of five years from the renewal date, after which it remains effective for successive one-year terms until we give or are provided by Mr. Forney with 90 days’ notice of termination prior to the end of the then-effective tern, or certain other termination events occur. Mr. Forney would be entitled to severance in the event of our termination of his employment without cause or his resignation in connection with a change in control or for good reason (as discussed below under the heading Potential Payments upon Termination or Change of Control). The amended and restated agreement provides for a minimum base salary of $1,000,000 per year, subject to annual increase at the discretion of our Compensation and Benefits Committee. In addition, pursuant to his employment agreement, Mr. Forney is eligible to receive annual performance-based cash bonuses, participate in our Long-Term Incentive Plan, and receive awards of restricted equity at the sole discretion of our Compensation and Benefits Committee. The Compensation and Benefits Committee has discretion to pay additional compensation as it sees fit.

B. BRADFORD MARTZ

We are a party to an employment agreement with Mr. Martz entered into on October 31, 2012 and amended and restated on December 12, 2016. The agreement will remain effective until we give or are provided by Mr. Martz with 30 days’ notice of termination, or certain other termination events occur. The agreement provides for a base salary of $225,000 per year. Mr. Martz’s salary was increased to $325,000 commencing March 1, 2016. This salary remained in effect through 2017. In addition, pursuant to his employment agreement Mr. Martz is eligible to receive annual performance-based cash bonuses at the discretion of our Compensation and Benefits Committee. Mr. Martz would be entitled to severance in the event his employment is terminated by us or himself without cause (as discussed below under the heading Potential Payments upon Termination or Change of Control). The Compensation and Benefits Committee has discretion to pay additional compensation as it sees fit.

DEEPAK MENON

We are a party to an employment agreement with Mr. Menon entered into on July 10, 2013 and amended and restated on December 12, 2016. The agreement will remain effective until we give or are provided by Mr. Menon with 30 days’ notice of termination, or certain other termination events occur. The agreement provides for an initial base salary of $200,000 per year, subject to annual review and adjustment at the discretion of our Compensation and Benefits Committee. Pursuant to this provision, Mr. Menon’s salary was increased to $325,000 commencing March 1, 2016. This salary remained in effect through 2017. In addition, pursuant to his employment agreement, Mr. Menon is eligible to receive annual performance-based cash bonuses at the discretion of our Compensation and Benefits Committee. Mr. Menon would be entitled to severance in the event his employment is terminated by us or himself without cause (as discussed below under the heading Potential Payments upon Termination or Change of Control). The Compensation and Benefits Committee has discretion to pay additional compensation as it sees fit.

PAUL DIFRANCESCO

We are a party to an employment agreement with Mr. DiFrancesco entered into on August 10, 2016. The agreement will remain effective for one-year terms that automatically renew each August 10 until we give or are provided by the applicable executive with 30 days’ notice of termination, or certain other termination events occur. The agreement provides for an initial base salary of $250,000 per year, subject to annual review and adjustment at the discretion of our Compensation and Benefits Committee. This salary remained in effect for Mr. DiFrancesco through 2017. In addition, Mr. DiFrancesco is eligible to receive annual performance-based cash bonuses at the discretion of our Compensation and Benefits Committee. Mr. DiFrancesco would be entitled to severance in the event his employment is terminated by us or himself without cause (as discussed below under the heading Potential Payments upon Termination or Change of Control). The Compensation and Benefits Committee has discretion to pay additional compensation as it sees fit.

SCOTT ST. JOHN

We are a party to an employment agreement with Mr. St. John entered into on August 10, 2016. The agreement will remain effective for one-year terms that automatically renew each August 10 until we give or are provided by the applicable executive with 30 days’ notice of termination, or certain other termination events occur. The agreement provides for an initial base salary of $250,000 per year, subject to annual review and adjustment at the discretion of our Compensation and Benefits Committee. This salary remained in effect for Mr. St. John through 2017. In addition, Mr. St. John is eligible to receive annual performance-based cash bonuses at the discretion of our Compensation and Benefits Committee. Mr. St. John would be entitled to severance in the event his employment is terminated by us or himself without cause (as discussed below under the heading Potential Payments upon Termination or Change of Control). The Compensation and Benefits Committee has discretion to pay additional compensation as it sees fit.

The following table sets forth information as of December 31, 2018 regarding our equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	325,824	$15.41	297,676
Equity compensation plans not approved by security holders	—	—	—
Total	325,824	$15.41	297,676

2018 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END TABLE

The following table sets forth certain information with respect to our NEOs concerning restricted stock awards that have not vested as of December 31, 2018.

	Stock Award Grant Date(5)	Number of shares of restricted stock that have not vested(1)	Market value of shares of restricted stock that have not vested(2)
JOHN L. FORNEY	March 16, 2017	13,333	$221,594
	March 9, 2016	6,666	110,789
	September 18, 2018	44,031	731,795
	October 5, 2018	39,066	649,277
B. BRADFORD MARTZ	March 16, 2017	3,333	$55,394
	March 9, 2016	1,666	27,689
	September 18, 2018	15,264	253,688
	October 5, 2018	13,543	225,085
DEEPAK MENON	March 16, 2017	6,667	$110,806
	March 9, 2016	3,333	55,394
	September 18, 2018	11,925	198,194
	October 5, 2018	10,580	175,840
PAUL DIFRANCESCO(3)	March 16, 2017	4,000	$66,480
	September 18, 2018	9,540	158,555
	October 5, 2018	8,464	140,672
SCOTT ST. JOHN(4)	March 16, 2017	1,333	22,154
	September 18, 2018	7,632	126,844
	October 5, 2018	6,771	112,534

(1)
Shares granted on March 9, 2016, related to the 2015 performance year, shares granted on March 16, 2017, related to the 2016 performance year, shares granted on September 18, 2018 related to the 2017 performance year, and shares granted on October 5, 2018 related to the 2017 performance year were issued as part of the 2013 Omnibus Incentive Plan, and vest ratably over three years on the anniversary of the grant date.

(2)	Based on market value as of December 31, 2018 of $16.62 per share, which was the closing sale price of a share of our common stock on the last trading day of the year.

(3)
Mr. DiFrancesco joined our Company on November 23, 2015, was appointed Chief Underwriting Officer in 2016, and appointed to Chief Operating Officer in 2017. Therefore, he did not receive Stock Award Grants for performance years before 2016, his first year as an officer.

(4) Mr. St. John joined our Company on August 10, 2016. Therefore, he did not receive Stock Award Grants for performance years before 2016, his first year as an officer.

(5)	The stock award granted on September 18, 2018 is composed on RSU's, PSU's and NQSO's.

OPTION EXERCISES AND STOCK VESTED IN 2018

The following table contains information concerning option awards that were exercised by our NEOs and restricted stock that vested in 2018.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
JOHN L. FORNEY	—	$—	19,038	$377,223
B. BRADFORD MARTZ	—	—	14,925	277,400
DEEPAK MENON	—	—	17,781	334,682
PAUL DIFRANCESCO	—	—	9,500	171,170
SCOTT ST. JOHN	—	—	667	13,313

(1)
Represents the gross number of shares vesting during 2018. The following number of shares were forfeited by each executive to pay for related taxes during 2018: Mr. Forney - 7,616 shares with a value of $150,905, Mr. Martz - 4,107 shares with a value of $75,927, Mr. Menon - 4,825 shares with a value of $89,872, and Mr. St. John - 200 shares with a value of $3,992.

(2)	Represents the gross number of shares vesting multiplied by the closing price of our common stock on the Nasdaq Stock Market on the date of vesting.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The information below describes certain compensation and benefits to which our NEOs are entitled in the event their employment is terminated under certain circumstances and/or change of control occurs. See the table at the end of this section for the amount of compensation and benefits that would have become payable under existing plans and contractual arrangements assuming a termination of employment and/or change of control had occurred on December 31, 2018, assuming a market value of our common stock on that date of $16.62 per share, which was the closing sale price of a share of our common stock on such date, given the NEOs' compensation and service levels as of such date. There can be no assurance that an actual triggering event would produce the same or similar results as those estimated if such event occurs on any other date or at any other price, or if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different.

TERMINATION WITHOUT CAUSE OR RESIGNATION FOR GOOD REASON

As described above, we are a party to employment agreements with each of our NEOs, all of which were entered into prior to December 31, 2018. Under each employment agreement, "cause" means (i) any action or omission of the executive which constitutes a material breach of the employment agreement, (ii) willful (only if done or omitted to be done without a good faith reasonable belief that such act or failure to act was in the best interests of the Company) failure to perform the duties assigned to the executive by the Board (or the CEO or the Board, with respect to NEOs other than Mr. Forney); (iii) fraud, breach of fiduciary duty, embezzlement or misappropriation as against the Company, or (iv) the conviction (from which no appeal can be taken) of the executive for any criminal act which is a felony.

Under Mr. Forney's employment agreement, we are required to provide Mr. Forney with 30 days' prior notice to terminate his employment without cause. Upon such a termination, Mr. Forney would be entitled to:

•	payment of all accrued payments in full within the next normal payroll period following termination;

•
a severance payment equal to (i) three times the highest annual base salary received by Mr. Forney in any of the five years preceding his termination and (ii) an amount equal to three times the highest annual bonus received by Mr. Forney in any of the five years preceding his termination;

•	a stock award equal to three times the highest value of restricted stock (or other equity-based award) awarded to Mr. Forney in any one of the five years preceding his termination;

•	any annual incentive bonuses earned but not yet paid for any completed full fiscal year immediately preceding the employment termination date;

•
the annual incentive bonus for the fiscal year in which employment termination occurs to which Executive would have been entitled if employed at the conclusion of the fiscal year, paid based on actual performance achieved for the fiscal year; and

•
generally, continued participation (through COBRA or otherwise), on substantially the same terms and conditions as in effect for Mr. Forney (including any required contribution) immediately prior to termination of employment, in our medical, dental, disability and life insurance programs for (i) 24 months after termination, if termination occurs within the initial five-year term of employment or (ii) until the end of the current employment term year in which termination occurs, if termination occurs beyond the initial five-year term of employment and we fail to provide Mr. Forney with 90 days' notice of termination.

In addition to the severance above, remaining equity stock awards, if any, for the year of separation would automatically and immediately vest in full. Any equity stock award for any years prior to the year of separation would remain unchanged and would be governed by the plan documents.

Mr. Forney would receive these same benefits if he were to terminate employment for good reason. “Good reason” means, without Mr. Forney's written consent: (a) a reduction by the Company in Mr. Forney's base salary ; (b) the Board materially reduces (including as a result of any co-sharing of responsibilities arrangement), other than during any period of illness or incapacity, of Mr. Forney’s authority, responsibilities, or duties such that Mr. Forney no longer has the title of, or serves or functions as, CEO of the Company (or, if following a change in control, the Company is not publicly traded, and Mr. Forney is no longer CEO of a publicly traded successor or parent of the Company); (c) the Company removes Mr. Forney from his position as a director of the Company; (d) the Company requires Mr. Forney to be permanently based at a location in excess of 35 miles from the location of the Company’s principal executive office as of the effective date of Mr. Forney's employment agreement; (e) the Company fails to obtain the written assumption of its obligations under Mr. Forney's employment agreement by a successor, at a time not later than the consummation of a merger, consolidation or sale of the Company; or (f) a material breach by the Company of its obligations under Mr. Forney's employment agreement.

Previously, Mr. Forney’s employment agreement entitled him to a gross-up payment to account for any excise tax that would be imposed for payments and benefits that would constitute "excess parachute payments" under Section 4999 of the Internal Revenue Code following a change in control event. In 2018, Mr. Forney’s employment agreement was amended to instead include a “best net” provision. Under this new provision, the Company will not provide a gross-up payment for such an excise tax and will instead reduce payments to Mr. Forney such that the aggregate amount equals the maximum amount that can be paid without triggering the imposition of the excise tax, if the net amount received by Mr. Forney on an after-tax basis would be greater than it would be absent such a reduction.

If Mr. Forney terminates employment by providing us, with at least 90 days' written notice of his decision not to extend his employment term, Mr. Forney would be entitled to receive payment of any unpaid base salary accrued through the effective date of termination, as well as any expense reimbursement. He would be owed any benefits under any benefit plans (in accordance with the terms of such plans). Any annual incentive bonuses earned but not yet paid for any completed full fiscal year immediately preceding the termination date would also be paid to Mr. Forney. Any remaining restricted stock awarded based on the achievement of performance goals for the year of separation would vest in full, automatically and immediately, upon termination.

Under the employment agreements for the NEOs other than Mr. Forney, employment continues for automatic one-year renewal terms unless either the Company or the NEO provides 30 days' written notice of intent to non-renew. If any NEO's employment is terminated without cause (as defined above), termination would take effect immediately and each executive would be entitled to severance in the form of base salary continuation for the remainder of the then-effective term or 180 days, whichever is greater. All NEOs other than Mr. Forney would also be owed any benefits under any expense reimbursement and any benefit plans (in accordance with the terms of such plans) and would be entitled to up to 120 days of COBRA continuation coverage, until the NEO became eligible for comparable benefits with a subsequent employer. Any annual incentive bonuses earned but not yet paid for any completed full fiscal year immediately preceding the termination date would also be paid to the NEO. If termination occurs prior to the end of any fiscal year, a pro rata annual incentive bonus for the fiscal year in which termination occurs (determined and paid based on actual performance achieved for that fiscal year against the performance goals for that fiscal year) to which the NEO would have been entitled if employed at the conclusion of the fiscal year would be paid in full within 90 days following completion of the fiscal year. Any remaining restricted stock awarded based on the achievement of performance goals for the year of separation would vest in full, automatically and immediately, upon termination. Our NEOs other than Mr. Forney do not have "good reason" provisions in their employment agreements.

TERMINATION FOR CAUSE

If any NEO's employment is terminated for cause (as defined above), he would be entitled to receive payment of any unpaid base salary accrued through the effective date of termination, as well as any expense reimbursement. He would be owed any benefits under any benefit plans (in accordance with the terms of such plans). Any annual incentive bonuses earned but not yet paid for any completed full fiscal year immediately preceding the termination date would also be paid to the NEO. Any such payments must be made on or before March 15th of the year following the NEO's termination for cause.

TERMINATION DUE TO DEATH OR DISABILITY

If any NEO's employment is terminated due to death or disability, he (or his estate or legal representatives (as applicable)) would be entitled to receive payment of base salary as of the date of termination of employment, reimbursement for expenses incurred, any benefits under any benefit plans (in accordance with the terms of such plans), any annual incentive bonuses earned but not yet paid for any completed full fiscal year immediately preceding the termination date, and if termination occurs prior to the end of any fiscal year, a pro rata annual incentive bonus for the fiscal year in which termination occurs (determined and paid based on actual performance achieved for that fiscal year against the performance goals for that fiscal year) to which the NEO would have been entitled if employed at the conclusion of the fiscal year. In addition, in the case of termination of employment due to the NEO's death, we would continue to provide all benefits applicable to the NEO's family for six months. Any such payments would be made on or before March 15th of the year following death or disability. Any remaining restricted stock awarded based on the achievement of performance goals for the year of separation would vest in full, automatically and immediately, upon termination.

OTHER RESIGNATION

Upon a voluntary resignation, each NEO other than Mr. Forney would be entitled to receive base salary continuation through the later of (i) the last day of the then-effective employment term and (ii) 180 days after termination. All of our NEOs would be owed any earned benefits under any benefit plans (in accordance with the terms of such plans). Any annual incentive bonuses earned but not yet paid for any completed full fiscal year immediately preceding the termination date, would also be paid to the NEO. For all NEOs, any remaining restricted stock awarded would be forfeited upon resignation.

The table below sets forth the estimated value of the potential payments to each of the NEOs, assuming the employment of each executive was terminated on December 31, 2018. The figures in the table below are based on the employment agreements in effect on December 31, 2018.

	Termination without cause(1)	Termination with cause	Termination due to death	Termination due to disability	Termination due to voluntary resignation
JOHN L. FORNEY
Severance payment	$5,250,000	$—	$—	$—	$—
Equity stock award	1,057,800	—	—	—	—
Benefits	—	—	19,367	—	—
COBRA coverage	42,462	—	—	—	—
Most recent annual incentive bonus	900,000	900,000	900,000	900,000	900,000
Acceleration of restricted stock awards (2)	332,383	—	332,383	332,383	—
B. BRADFORD MARTZ
Salary continuation	200,000	—	—	—	200,000
Benefits	—	—	13,235	—	—
COBRA coverage	3,265	—	—	—	3,265
Most recent annual incentive bonus	225,000	225,000	225,000	225,000	225,000
Acceleration of restricted stock awards (2)	561,856	—	561,856	561,856	—
DEEPAK MENON
Salary continuation	175,000	—	—	—	175,000
Benefits	—	—	12,256	—	—
COBRA coverage	2,321	—	—	—	2,321
Most recent annual incentive bonus	219,375	219,375	219,375	219,375	219,375
Acceleration of restricted stock awards (2)	540,233	—	540,233	540,233	—
PAUL DIFRANCESCO
Salary continuation	150,000	—	—	—	150,000
Benefits	—	—	15,140	—	—
COBRA coverage	2,102	—	—	—	2,102
Most recent annual incentive bonus	170,625	170,625	170,625	170,625	170,625
Acceleration of restricted stock awards (2)	365,706	—	365,706	365,706	—
SCOTT ST. JOHN
Salary continuation	150,000	—	—	—	150,000
Benefits	—	—	15,521	—	—
COBRA coverage	5,133	—	—	—	5,133
Most recent annual incentive bonus	146,250	146,250	146,250	146,250	146,250
Acceleration of restricted stock awards (2)	261,532	—	261,532	261,532	—

(1)	Mr. Forney would receive the same payments in the event of his resignation for good reason as the payments he would receive in the event of his termination without cause.

(2)	Based on a market value as of December 31, 2018, the last trading day of 2018, of $16.62 per share, which was the closing sale price of a share of our common stock on such date.

CEO PAY RATIO

Our CEO to median employee pay ratio is calculated in accordance with Item 402(u) of Regulation S-K. We identified the median employee by examining the annual total compensation for all of our associates, excluding our CEO, who were employed by us on December 31, 2018. We included all associates, whether employed on a full-time, part-time or seasonal basis. We annualized the compensation for any full-time employees who were employed by us on December 31 but were not employed by us for all of 2018. To determine the median employee, we considered the total annual compensation for each of our associates as gross earnings.

After identifying the median employee based on the process described above, we calculated annual total compensation for the median employee using the same methodology we use for our NEOs as set forth in the 2018 Summary Compensation Table earlier in this Proxy Statement. The total annual compensation calculated for our CEO was $3,269,357 and for our median employee was $73,881. The resulting ratio for our CEO’s pay compared with the pay of our median employee for 2018 is 44.3 to 1.

BENEFICIAL OWNERSHIP

STOCK OWNERSHIP OF OUR DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN BENEFICIAL OWNERS

The following table provides information, as of March 27, 2019, regarding the number and approximate percentage of shares of our common stock beneficially owned by (i) each of our directors, director nominees, and named executive officers and (ii) all of our directors and executive officers as a group. We calculated the approximate percentage of common stock ownership based upon the 42,974,421 shares of our common stock outstanding on March 27, 2019.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Common Stock Ownership
Directors
Gregory C. Branch(1)	2,255,177	5.2%
R. Daniel Peed(2)	17,307,386	40.3%
Alec L. Poitevint, II(3)	1,040,973	2.4%
Kern M. Davis, M.D.	263,538	*
Michael R. Hogan	66,188	*
William H. Hood, III(4)	714,391	1.7%
Sherrill W. Hudson	138,403	*
Patrick F. Maroney	4,750	*
Kent G. Whittemore(5)	282,845	*

Named Executive Officers
John L. Forney	209,615	*
B. Bradford Martz	84,756	*
Deepak Menon	126,041	*
Paul DiFrancesco	38,012	*
Scott St. John	19,579	*
Directors and Executive Officers as a Group (16 persons)	22,551,654	52.5%
*Represents less than 1%.

(1) Reflects 1,689,197 shares directly owned by Mr. Branch, 118,588 shares owned by an LLC, 407,392 shares owned by trusts and 40,000 shares owned by a foundation. Mr. Branch has voting power over the shares owned by the trusts and the foundation.
(2) Reflects 1,942,986 shares directly owned by Mr. Peed, 11,876,563 shares owned by Peed FLP1, Ltd. LLP, and 3,487,837 shares owned by Leah Anneberg Peed. Mr. Peed has voting power over the shares owned by Peed FLP1, Ltd. LLP and Leah Anneberg Peed.

(3) Reflects 529,466 shares directly owned by an incorporated company and 464,957 shares owned by an LP. Mr. Poitevint has voting and investment power over the securities held by both. Also, reflects 25,000 shares held directly by Mr. Poitevint, and 21,550 shares owned by family members.
(4) Reflects 689,191 shares owned by a trust, of which Mr. Hood is the trustee with voting and dispositive control. Also, reflects 25,000 shares held directly by Mr. Hood, and 200 shares held by a family member.
(5) Reflects 262,627 shares directly owned by Mr. Whittemore, and 20,218 shares held by family members.
The following table provides information, as of March 27, 2019, regarding the number and approximate percentage of shares of our common stock owned by each person known to us to beneficially own more than 5% of our outstanding shares of common stock. We calculated the approximate percentage of common stock ownership based upon the 42,974,421 shares of our common stock outstanding on March 27, 2019.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Common Stock Ownership
Leah Anneberg Peed(1) 20402 Hwy 249, Ste. 430 Houston, TX 77070	3,487,837	8.1%
BlackRock, Inc.(2) 55 East 52nd Street New York, NY 10055	3,174,617	7.4%

(1) This information is derived from a Schedule 13G filed by Leah Anneberg Peed on April 3, 2017. According to the Schedule 13G, Ms. Peed has the sole power to dispose of or direct the disposition of 3,487,837 shares of common stock and the shared power to vote or direct the vote of 3,487,837 shares of common stock. Mr. Peed has voting power over the shares owned by Ms. Peed, and such shares are included as shares beneficially owned by Mr. Peed in the table above.
(2) This information is derived from a Schedule 13G filed by BlackRock, Inc. on February 6, 2019. According to the Schedule 13G, BlackRock, Inc. has sole power to vote or direct the vote of 3,133,760 shares of common stock and the sole power to dispose of or direct the disposition of 3,174,617 shares of common stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, our officers and persons who beneficially own more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in beneficial ownership of such equity securities.

Based solely on our review of such filings and the written representations we received from our directors and officers, we believe that, during the fiscal year ended December 31, 2018, all Section 16(a) reports required to be filed by our directors, officers and greater than 10% beneficial owners were timely filed, with the exception of one Form 4 filing for each of Mr. Forney, Mr. Martz, Mr. Menon, Mr. DiFrancesco, and Mr. St. John as the result of a clerical discrepancy in the application of the Black-Scholes model and one Form 4 filing for each of Mr. Forney, Mr. Martz, Mr. Menon, Mr. DiFrancesco, and Mr. St. John regarding a dividend declared on November 6, 2018, as the result of an administrative error.

POLICIES AND PROCEDURES REGARDING RELATED PERSON TRANSACTIONS

Our Board has adopted written policies and procedures, regarding related person transactions. For purposes of these policies and procedures:

•
a "related person" means (i) any director, nominee for director or executive officer; (ii) any beneficial owner (other than a financial or investment institution) of more than 5% of the Company's voting securities; (iii) an immediate family member of a director, nominee for director, executive officer, or beneficial owner of more than 5% of the Company's voting securities; (iv) an entity which is owned or controlled by someone who falls within the categories listed in (i), (ii) or (iii) above: and (v) an entity in which someone listed in (i), (ii) or (iii) above has a substantial ownership interest or control; and

•	a "related person transaction" means a transaction in which we were or are to be a participant and in which any related person had or will have a direct or indirect material interest.

The related person, or the director, nominee, or executive officer who is an immediate family member of a related person, must notify our General Counsel of the related person transaction. Certain transactions will generally be deemed pre-approved under these written policies and procedures, including transactions in the ordinary course of business that do not exceed $120,000 in any fiscal year and executive officer and director compensation arrangements approved by our Compensation and Benefits Committee. Except for certain enumerated pre-approved transactions, our General Counsel (or the Company's CFO, where our General Counsel has an interest in the related person transaction) shall notify our Audit Committee of any proposed related person transactions reported to him or her. The Audit Committee will consider all of the material facts and circumstances available regarding the related person transaction and will ratify, approve or disapprove the related person transaction based on factors it deems appropriate, including, among other factors, the benefits to our Company, the commercial reasonableness of the terms of the related person transaction, and its impact on director independence.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Since January 1, 2018, we have not been a participant in any related person transaction within the meaning of Item 404(a) of Regulation S-K, other than as follows.

One of our former executive officers who acted as an executive officer during the period covered by this Proxy Statement, Ms. Kimberly Salmon, is also a former partner at the law firm of Groelle & Salmon, PA, where her spouse remains partner and co-owner. Groelle & Salmon, PA provides legal representation to us related to our claims litigation, and also provided representation to us for several years prior to Ms. Salmon joining UPC Insurance in 2014. Since January 1, 2018, while Ms. Salmon was employed at the Company, we paid Groelle & Salmon, PA approximately $2,407,000 for legal services. Effective September 7, 2018, Ms. Salmon stepped down from her role at UPC Insurance.

AmRisc, a managing general agent, handles the underwriting, claims processing, premium collection and reinsurance review for AmCo. R. Daniel Peed, Vice Chairman of our Board of Directors, beneficially owned approximately 7.7% of AmRisc and was also the CEO of AmRisc during 2018. On December 31, 2018, Mr. Peed sold his interest in AmRisc and, effective January 1, 2019, stepped down from the position of CEO of AmRisc, and became Non-Executive Vice Chairman of AmRisc.
In accordance with the amended and restated managing agency contract with AmRisc (the MGA Contract), we recorded approximately $361,904,000 of gross written premiums since January 1, 2018 resulting in gross fees and commission (including a profit commission) of approximately $95,920,000 due to AmRisc. Receivables are stated net of the fees and commission due under the contract.
In addition to the direct premiums written, we recorded approximately $5,146,000 in ceded premiums to AmRisc as a reinsurance intermediary since January 1, 2018. We also incurred approximately $19,000 during that period for rent under a sublease agreement with AmRisc.
Net premiums receivable (net of commissions) of approximately $48,264,000 were due from AmRisc as of December 31, 2018. These premiums were paid by AmRisc to our premium trust account by wire transfer within 15 days of collection pursuant to the MGA Contract.

DEADLINE FOR THE SUBMISSION OF STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR THE 2020 ANNUAL MEETING OF STOCKHOLDERS

If stockholders wish to include a proposal in our proxy statement and form of proxy relating to our 2020 annual meeting, we must receive a written copy of the proposal no later than December 6, 2019. Proposals must comply with the SEC proxy rules relating to stockholder proposals in order to be included in our proxy materials. All proposals should be submitted as described in the subsection entitled Contacting the Company.

Stockholders may present a proposal or director nomination at our 2020 annual meeting without including it in our proxy statement and form of proxy. The proxy solicited by our Board for the 2020 annual meeting will confer discretionary authority on the persons named in such proxy to vote on any stockholder proposal or director nominee presented at that meeting that was submitted to us after February 19, 2020. We encourage stockholders wishing to present such a proposal or nomination to contact us as described in the subsection entitled Contacting the Company.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

The SEC has adopted rules that permit companies and intermediaries, such as brokers and banks, to satisfy delivery requirements for our proxy statement and annual report with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report addressed to those stockholders. This process, known as "householding," reduces costs associated with duplicate printings and mailings and means that we and some brokers will send only one copy of our annual report and proxy statement to stockholders who share the same address. Stockholders sharing the same address will continue to receive separate proxy cards.

If you own shares of our common stock in your own name and you want to receive separate copies of the annual report and proxy statement in the future, or if you receive multiple copies and want to receive only one copy, contact American Stock Transfer & Trust Company, LLC at (800) 937-5449 or 3201 15th Avenue, Brooklyn, NY 11219. If you hold shares of our common stock in street name and you want to receive separate copies of the annual report and proxy statement in the future, or if you receive multiple copies and want to receive only one copy, contact your broker, bank, or other nominee.

OTHER INFORMATION
Our 2018 Annual Report is being mailed to our stockholders together with this Proxy Statement. You can also request a copy, free of charge, by contacting us as described in the subsection entitled Contacting the Company. Stockholders can refer to the report for information about us and our performance.

ANNUAL MEETING OF STOCKHOLDERS OF

UNITED INSURANCE HOLDINGS CORP.

May 7, 2019

GO GREEN
e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY
MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 7, 2019.
To access the Company's Proxy Statement for the 2019 Annual Meeting of
Stockholders, and the Company's 2018 Annual Report, visit:
http://www.proxydocs.com/UIHC

Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

ê Please detach along perforated line and mail in the envelope provided. ê

THE BOARD RECOMMENDS A VOTE "FOR" ALL OF THE DIRECTOR NOMINEES LISTED IN PROPOSAL 1, "FOR" PROPOSALS 2-3 AND "THREE YEARS" FOR PROPOSAL 4.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
1	Election of Directors.								FOR	AGAINST	ABSTAIN
							2	Ratification of the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2019.	☐	☐	☐
		FOR	AGAINST	ABSTAIN
	Gregory C. Branch Class A Nominee	☐	☐	☐
									FOR	AGAINST	ABSTAIN
	R. Daniel Peed Class A Nominee	☐	☐	☐			3	Approval, on an advisory basis, of the compensation of the Company's named executive officers as described in the proxy statement.	☐	☐	☐

	John L. Forney Class A Nominee	☐	☐	☐
							4	Approval, on an advisory basis, of the frequency of holding future advisory votes on the compensation of the Company's named executive officers.	1 YEAR	2 YEARS	3 YEARS	ABSTAIN
	Michael R. Hogan Class A Nominee	☐	☐	☐					☐	☐	☐	☐

	Kent G. Whittemore Class A Nominee	☐	☐	☐
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH OF THE DIRECTOR NOMINEES LISTED, FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2019, FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE PROXY STATEMENT, AND FOR THREE YEARS FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE FREQUENCY OF HOLDING FUTURE ADVISORY VOTES ON THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS, AND WILL BE VOTED IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES UPON ALL OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING. THE BOARD OF DIRECTORS IS NOT AWARE OF ANY MATTER WHICH IS TO BE PRESENTED FOR ACTION AT THE MEETING OTHER THAN THE MATTERS SET FORTH HEREIN.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Stockholder					Date:			Signature of Stockholder	Date:
Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized signer.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
May 7, 2019
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Paul DiFrancesco and Brad Kalter as Proxies of the undersigned, with full power of substitution, and hereby authorizes Mr. DiFrancesco and Mr. Kalter to represent and to vote, as designated on the reverse side and in their discretion and upon any other business that may properly come before the meeting, all of the shares of common stock of United Insurance Holdings Corp., held of record by the undersigned on March 27, 2019, at the Annual Meeting of Stockholders of United Insurance Holdings Corp., to be held at the principal executive offices of United Insurance Holdings Corp. located at 800 2nd Avenue S., St. Petersburg, Florida, 33701 on Tuesday, May 7, 2019 at 1:00 p.m. Eastern Time, or at any postponement or adjournment thereof.

PLEASE COMPLETE, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF
UNITED INSURANCE HOLDINGS CORP.

May 7, 2019

PROXY VOTING INSTRUCTIONS

INTERNET - Access "www.voteproxy.com" and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page

Vote online until 11:59 PM EDT the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.	COMPANY NUMBER

IN PERSON - You may vote your shares in person by attending the Annual Meeting.	ACCOUNT NUMBER

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY
MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 7, 2019.
To access the Company's Proxy Statement for the 2019 Annual Meeting of
Stockholders, and the Company's 2018 Annual Report, visit: http://www.proxydocs.com/UIHC
ê Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet. ê

THE BOARD RECOMMENDS A VOTE "FOR" ALL OF THE DIRECTOR NOMINEES LISTED IN PROPOSAL 1, "FOR" PROPOSALS 2-3 AND "THREE YEARS" FOR PROPOSAL 4.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
1	Election of Directors.								FOR	AGAINST	ABSTAIN
							2	Ratification of the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2019.	☐	☐	☐
		FOR	AGAINST	ABSTAIN
	Gregory C. Branch Class A Nominee	☐	☐	☐
									FOR	AGAINST	ABSTAIN
	R. Daniel Peed Class A Nominee	☐	☐	☐			3	Approval, on an advisory basis, of the compensation of the Company's named executive officers as described in the proxy statement.	☐	☐	☐

	John L. Forney Class A Nominee	☐	☐	☐
							4	Approval, on an advisory basis, of the frequency of holding future advisory votes on the compensation of the Company's named executive officers.	1 YEAR	2 YEARS	3 YEARS	ABSTAIN
	Michael R. Hogan Class A Nominee	☐	☐	☐					☐	☐	☐	☐

	Kent G. Whittemore Class A Nominee	☐	☐	☐
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH OF THE DIRECTOR NOMINEES LISTED, FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2019, FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE PROXY STATEMENT, AND FOR THREE YEARS FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE FREQUENCY OF HOLDING FUTURE ADVISORY VOTES ON THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS, AND WILL BE VOTED IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES UPON ALL OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING. THE BOARD OF DIRECTORS IS NOT AWARE OF ANY MATTER WHICH IS TO BE PRESENTED FOR ACTION AT THE MEETING OTHER THAN THE MATTERS SET FORTH HEREIN.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Stockholder					Date:			Signature of Stockholder	Date:
Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized signer.